UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 2)
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☑	Preliminary proxy statement
☐	Definitive proxy statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Spectrum Group International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if Other Than the Registrant)

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Spectrum Group International, Inc.
1063 McGaw Avenue, Suite 250
Irvine, CA 92614

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held [____] [__], 2014
To Our Stockholders:
Notice is hereby given that a Special Meeting of Stockholders of Spectrum Group International, Inc., a Delaware corporation (the “Company”), will be held at the Company’s headquarters, 1063 McGaw Avenue, Suite 250, Irvine, California, 92614 on [_____], [______] [__], 2014, at [10:00 A.M.] PST (the “Special Meeting”) for the following purposes:
To consider and vote upon a proposal to amend the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), subject to final action by the Board of Directors, to change the number of issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “common stock”) by effecting a 1-for-1,000 reverse stock split (the “reverse stock split”), as further described in the accompanying proxy statement (“proxy statement”), as a result of which stockholders of record who hold fewer than 1,000 shares of common stock before the reverse stock split will receive a cash payment of $0.65 per pre-reverse stock split share in lieu of receiving a fractional post-reverse stock split share.

To consider and vote upon a proposal to amend the Certificate of Incorporation, subject to final action by the Board of Directors, to reduce the number of authorized shares of common stock from 40,000,000 shares to 40,000 shares and to reduce the number of authorized shares of preferred stock, par value $0.01 per share, of the Company from 10,000,000 shares to 10,000 shares.
As used in this proxy statement, the reverse stock split refers to both of these proposals. While approval of the first of these proposals to effect the reverse split of the issued and outstanding shares of common stock will not be conditioned on the second proposal to reduce the number of authorized shares of common and preferred stock, the approval of the second proposal will be conditioned on the approval of the first proposal.
The Board of Directors unanimously approved the proposal and recommends that you vote “for” the proposals.
The primary effect of the reverse stock split will be to reduce the Company’s total number of record holders to below 300 persons by cashing out any stockholders of record with fewer than 1,000 shares. This will allow the Company to cease registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company anticipates that the reverse stock split will result in material cost savings to the Company beginning in 2014, while also allowing management to focus on operating the business and growing stockholder value.
Please promptly complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope to assure that your shares are represented at the Special Meeting. If you attend the Special Meeting, you may vote in person, if you wish to do so, even if you have returned a proxy. Only stockholders of record at the close of business on [_____] [__], 2014 are entitled to notice of and to vote at the Special Meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the Special Meeting will be available for inspection at our offices. The enclosed proxy is being solicited on behalf of the Board of Directors of the Company.
Thank you for your attention to this important matter.

BY ORDER OF THE BOARD OF
DIRECTORS

/s/ Carol Meltzer
Secretary
Irvine, California

[___________] [____], 2014

Important Notice Regarding Internet Availability of Proxy Materials for the Special Meeting to Be Held on [_______] [__], 2014:
The Proxy Materials for the Special Meeting, including the proxy statement, are available at http://www.spectrumgi.com
* * * * * *
Information on our website, other than this proxy statement, is not part of this proxy statement.

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET	2
QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT AND THE SPECIAL MEETING	7
SPECIAL FACTORS	13
Purposes of and Reasons for the Reverse Stock Split	13
Background of the Reverse Stock Split	15
Fairness of the Reverse Stock Split	17
Alternatives Considered	22
Effects of the Reverse Stock Split	22
Opinion of Roth Capital Partners, LLC	26
The Spinoff Transaction	33
Conduct of Our Business after the Reverse Stock Split	34
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	34
Tax Consequences of the Reverse Stock Split to U.S. Holders	35
Tax Consequences of the Reverse Stock Split to Non-U.S. Holders	36
U.S. Federal Income Tax Withholding Requirements for All Stockholders	37
Tax Consequences of the Reverse Stock Split to the Company	37
Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons	37
Sources of Funds and Expenses	39
Stockholder Approval	39
Effective Date	39
Termination of the Reverse Stock Split	40
Process for Payment for Fractional Shares	40
No Appraisal or Dissenters’ Rights	40
Escheat Laws	41
Regulatory Approvals	42
Litigation	41
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	43
PROPOSAL NO. 1	44
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF OUTSTANDING SHARES	44
Annex Relating to Proposal No. 1	44
Vote Required for Approval of Proposal No. 1	44
Recommendation of our Board of Directors	44
PROPOSAL NO. 2	44
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REDUCTION IN AUTHORIZED SHARES	44
Annex Relating to Proposal No. 2	44
Vote Required for Approval of Proposal No. 2	44
Recommendation of our Board of Directors	44
Name and Address	45
Market Price of Common Stock; Dividends	45
Stockholders	45
Prior Public Offerings	45

i

ii

PRELIMINARY COPY, SUBJECT TO COMPLETION
DATED [____] [__], 2014
Spectrum Group International, Inc.
1063 McGaw Avenue, Suite 250
Irvine, CA 92614
_______________________________________
PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [________] [__], 2014
_______________________________________
INTRODUCTION
This proxy statement is furnished to stockholders of Spectrum Group International, Inc., a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Special Meeting scheduled to be held on [_____] [__], 2014 at [10:00 A.M.] PST at the Company’s headquarters, 1063 McGaw Avenue, Irvine, California 92614, and at any and all adjournments or postponements thereof. “We,” “our” or “us” in this proxy statement refer to the Company.
Stockholders of the Company are being asked to consider and vote upon the following proposals at the Special Meeting:
To approve, subject to final action by the Board of Directors, an amendment to the Company’s Certificate of Incorporation, whereby the Company will effect a 1-for-1,000 reverse stock split such that stockholders of record who hold fewer than 1,000 shares of common stock will have such shares cancelled and converted into the right to receive $0.65 for each share of common stock held of record prior to the reverse stock split.

To approve, subject to final action by the Board of Directors, a reduction in the number of authorized shares of common stock from 40,000,000 shares to 40,000 shares and a reduction in the number of authorized shares of preferred stock, par value $0.01 per share, of the Company from 10,000,000 shares to 10,000 shares.
The proposed amendments to accomplish the reverse stock split are contained in the form of Certificate of Amendment attached to this proxy statement as Annex A.
On March 14, 2014, we consummated the pro rata spinoff to our stockholders of A-Mark Precious Metals, Inc. (“A-Mark”), our precious metals trading business. The spinoff had been a condition to the reverse split. Detailed information concerning the spinoff is contained in a prospectus for the A-Mark shares that is being separately furnished to our stockholders. In considering the price per share that will be paid for each share that will be cancelled as a result of the reverse stock split, you should understand that this price is based upon the value of the Company’s shares following the spinoff.
The Board of Directors has decided that the costs of being a Securities and Exchange Commission (“SEC”) reporting company, particularly following the spinoff of A-Mark, outweigh the benefits and, thus, it is no longer in the best interests of the Company or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. The reverse stock split will enable us to terminate the registration of our common stock under the Exchange Act, if, after the reverse stock split, there are fewer than 300 record holders of our common stock and we make the necessary filings with the SEC.
The Board has fixed [_____] [__], 2014 as the record date for the Special Meeting. Stockholders of record as of the record date are entitled to vote at the Special Meeting and any postponements or adjournments thereof. We cannot complete the reverse stock split unless the holders of at least a majority of the issued and outstanding shares of common stock on the record date approve the amendment to our Certificate of Incorporation to effect the reverse stock split at the Special Meeting. On the record date, there were [______] shares of common stock outstanding. Our executive officers, directors and 10% stockholders, who together hold or share the power to vote approximately 45.5% of the shares outstanding, have indicated they will vote in favor of the proposed amendments to the Certificate of Incorporation with respect to all shares for which they hold or share voting power.
We urge you to read this proxy statement carefully and in its entirety, including the attached Annexes. The accompanying Notice of Special Meeting of Stockholders, form of proxy, and this proxy statement are first being mailed to stockholders on or about [_____] [__], 2014.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS DOCUMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET
The following summary term sheet, together with the Questions and Answers section that follows, highlights certain information about the proposed reverse stock split, but may not contain all of the information that is important to you. For a more complete description of the reverse stock split, we urge you to carefully read this proxy statement and all of its Annexes before you vote. For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.
Information About the Reverse Stock Split

•
The Board of Directors, after consideration of numerous factors, has authorized an amendment to the Company’s Certificate of Incorporation that would effect a 1-for-1,000 reverse stock split of our common stock. At the same time the number of authorized shares of common and preferred stock of the Company would be reduced in the same ratio. References to the reverse stock split in this proxy statement include the reduction in the number of authorized common and preferred shares, unless the context otherwise requires.

•
The reverse stock split was conditioned upon the prior occurrence of the spinoff to our stockholders of our A-Mark precious metals trading business. The spinoff took place on March 14, 2014. The Special Meeting will be held on __________, 2014, so there will be a period of approximately ____ weeks between the date of the A-Mark spinoff and the date of the Special Meeting.

•
We anticipate that the reverse stock split will occur as soon as possible after the date of the Special Meeting, subject to stockholder approval and subsequent final action by our Board of Directors. The reverse split will become effective on the date the Company files a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, or on any later date that the Company may specify in such Certificate of Amendment.

•
As a result of the reverse stock split, each holder of record of fewer than 1,000 shares immediately before the effective date will receive cash in the amount of $0.65 (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share and will no longer be a stockholder of the Company.

•
Following the effective date of the reverse stock split, transmittal materials will be sent to those stockholders entitled to a cash payment that will describe how to turn in their stock certificates and receive the cash payments. Those stockholders entitled to a cash payment should not turn in their stock certificates at this time. See “Special Factors – Effective Date” beginning on page 39.

•
Holders of 1,000 shares or more immediately prior to the effective date of the reverse stock split will not receive any cash payment in connection with the reverse stock split, and will receive a fractional share to the extent required by the reverse split ratio.

•	See “Special Factors – Purposes of and Reasons for the Reverse Stock Split” beginning on page 13 and “Special Factors – Effects of the Reverse Stock Split” on page 22.
Purposes of and Reasons for the Reverse Stock Split

•
The Board of Directors has decided that the costs of being an SEC reporting company, particularly following the spinoff of A-Mark, outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. The reverse stock split will enable us to terminate the registration of our common stock under the Exchange Act, if, after the reverse stock split, there are fewer than 300 record holders of our common stock and we make the necessary filings with the SEC. Our reasons for proposing the reverse stock split include the following:

◦	The substantially smaller size of the Company following the spinoff of A-Mark.

◦
Annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately $2,500,000 per year, and which includes estimated executive and administrative time incurred in complying with public company requirements.

◦	The limited public trading volume and liquidity of our common stock.

◦
The ability of our small stockholders (those holding fewer than 1,000 shares) to liquidate their holdings in us and receive a price for their shares that we believe is fair and attractive (for the reasons set forth below under "substantive fairness" on page 17), without incurring brokerage commissions.

See “Special Factors – Purposes of and Reasons for the Reverse Stock Split” beginning on page 13.

Effects of the Reverse Stock Split

•	As a result of the reverse stock split:

◦	The number of issued and outstanding shares of our common will be reduced proportionately based on the reverse stock split ratio of 1-for-1,000;

◦	The number of authorized shares of our common stock will be reduced proportionately based on the reverse stock split ratio of 1-for-1,000;

◦
We expect that the number of our stockholders of record will be reduced below 300, which will allow us to terminate the registration of our common stock under the Exchange Act. Effective on, and following the termination of the registration of our common stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to SEC reporting companies and will be able to eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.

◦
Each share of common stock held by a stockholder of record owning fewer than 1,000 shares immediately prior to the effective date of the reverse stock split will be converted into the right to receive $0.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

◦
Each share of common stock held by a stockholder of record owning 1,000 shares or more immediately prior to the effective date of the reverse stock split will be reduced proportionately based on the reverse stock split ratio of 1-for-1,000 and will receive a fractional share to the extent required by the reverse split ratio.

◦
Stockholders who hold their shares in street name, through a broker, bank or other nominee, will be treated in accordance with the procedures of their nominee, but we intend that stock held in street name will be treated in the same manner as stock that is held of record.

◦
The Board of Directors anticipates that our common stock will be quoted on the OTC Pink marketplace following the reverse split, which is a lower tier of OTC Markets than the OTCQB marketplace (on which our common stock is currently quoted), and liquidity may decline.

◦
Our officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits from the sale of shares of our common stock.

◦	Persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

◦
Since our obligation to file periodic and other filings with the SEC will be suspended, our continuing stockholders may have access to less information about us and our business, operations and financial performance.

◦
The number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant under the Company’s equity-based compensation plan will be reduced proportionately based on the reverse stock split ratio of 1-for-1,000. However, prior to the reverse stock split, our outstanding equity awards will be replaced and adjusted in connection with the spinoff of A-Mark to relate solely to A-Mark common stock, so that at the time of the reverse split, we expect that our directors and employees will hold no equity awards that will be affected by the reverse stock split.

•
Upon the effectiveness of the reverse stock split and as a result of the estimated reduction of the number of shares of common stock outstanding by approximately 450,000 shares, we estimate that the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% stockholders will change from 46.3% to 46.2%. The estimated reduction in the number of shares outstanding following the completion of the reverse stock split is based upon information we received as of February 28, 2014 from our transfer agent, American Stock Transfer & Trust Company, as to our record holders.  The estimated ownership percentages of shares of common stock held by our current directors, executive officers and 10% stockholders is based on information we have received regarding the holdings of beneficial owners of our common stock held in street name.  The slight decrease in their estimated percentage beneficial ownership following the spinoff results from the disposition of stock options and other equity awards held by some executive officers in the spinoff, partially offset by an increase in their percentage beneficial ownership resulting from the reduction of the number of shares of our common stock outstanding in the reverse split.

See “Special Factors – Effects of the Reverse Stock Split” beginning on page 22, “Special Factors – Alternatives Considered” beginning on page 22, “Special Factors – Fairness of the Reverse Stock Split” beginning on page 17 and “Special Factors – Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons” beginning on page 37.

Fairness of the Reverse Stock Split

•
The Board of Directors fully considered and reviewed the terms, purposes and effects of the reverse stock split. Based on its review, the Board of Directors unanimously determined that the reverse stock split is procedurally and substantively fair to our stockholders, including the unaffiliated stockholders who will receive cash consideration in the reverse stock split and unaffiliated stockholders who will continue as our stockholders.

•	The Board of Directors considered a number of factors in reaching its determinations, including:

◦
the written opinion of Roth Capital Partners, LLC (“Roth”) dated November 12, 2013, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in Roth’s written opinion, the consideration to be received pursuant to the reverse stock split by stockholders owning fewer than 1,000 shares of common stock immediately prior to the effective date of the reverse stock split is fair, from a financial point of view, to such stockholders;

◦
anticipated savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately $2,500,000 per year, and which includes estimated executive and administrative time incurred in complying with public company requirements;

◦
the limited trading volume and liquidity of our shares of common stock and the opportunity the reverse stock split affords our smallest stockholders to obtain cash for their shares in a relatively limited trading market and at a price that we believe is fair and attractive (for the reasons set forth below under "Substantive Fairness" on page 17) without incurring brokerage commissions;

◦
our directors, executive officers and stockholders who own more than 10% of our outstanding common stock, which we refer to in this proxy statement as our “affiliates”, will be treated no differently than stockholders who are not directors, executive officers or 10% stockholders, which we refer to in this proxy statement as our “unaffiliated stockholders”, including unaffiliated cashed-out stockholders and unaffiliated continuing stockholders. The sole determining factor as to whether a stockholder will be a continuing stockholder after the reverse stock split is the number of shares of our common stock that they own on the effective date of the reverse stock split, although as a practical matter affiliates will not be cashed out as a result of the reverse split, because they each hold in excess of 1,000 shares;

◦
stockholders that desire to retain their equity interest in us after the reverse stock split can increase the number of shares they hold to 1,000 shares or more prior to the effective date of the reverse stock split, thereby avoiding being cashed-out; however, given the historically limited liquidity in our stock, there can be no assurance that any shares will be available for purchase and thus there can be no assurance that a stockholder will be able to acquire sufficient shares to meet or exceed the required 1,000 shares prior to the effective date of the reverse stock split; and

◦
because of the spinoff of A-Mark, it may be difficult for stockholders to determine the relationship between the pre- and post-spinoff value of our stock, which may impact their decision to acquire additional shares prior to the spinoff.

See “Special Factors – Fairness of the Reverse Stock Split” beginning on page 17 and “Special Factors – Opinion of Roth Capital Partners, LLC” beginning on page 26.
Advantages of the Reverse Stock Split

There are several advantages associated with the reverse stock split, including the following:

•	We expect to realize annual cost savings as a result of the termination of the registration of our shares of common stock under the Exchange Act, as described above.

•
We will be able to adjust and adapt our disclosures in accordance with the reduction in the scope of operations of the Company following the spinoff of A-Mark, on which the reverse stock split had been conditioned.

•	Our management will be able to focus on long-term growth without undue emphasis on short-term financial results that is often expected of SEC reporting companies.

•
Our smallest stockholders will have the opportunity to obtain cash for their shares at a price that we believe is fair and attractive (for the reasons set forth below under "Substantive Fairness" on page 17), without incurring brokerage commissions.

See “Special Factors – Purposes of and Reasons for the Reverse Stock Split” beginning on page 13 and “Special Factors – Fairness of the Reverse Stock Split” beginning on page 17.

Disadvantages of the Reverse Stock Split

If the reverse stock split occurs, there will be certain disadvantages to stockholders, including the following:

•	Stockholders owning less than 1,000 shares will no longer have any ownership interest in the Company and will no longer participate in any future earnings and growth.

•
We will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements as required under the Exchange Act. We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing stockholders will have access to less information about us and our business, operations and financial performance.

•	We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act (other than the general anti-fraud provisions thereof).

•
As a result of the reverse stock split, our common stock will cease to be quoted on the OTCQB marketplace. While we anticipate that our common stock will be eligible for quotation on the OTC Pink marketplace, a lower tier of OTC Markets, trading opportunities in the OTC Pink marketplace will be dependent upon whether any broker-dealers commit to make a market for our common stock. We cannot guarantee that quotations for our common stock will in fact appear on OTC Pink. In addition, because of the limited liquidity of our common stock, the suspension of our obligation to publicly disclose financial and other information following the reverse stock split, and the deregistration of our common stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their common stock.

•
Our directors, executive officers and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our directors, executive officers and 10% stockholders will no longer be subject to the recovery of the short-swing profits provisions of the Exchange Act, and persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
We estimate that the cost of payment to the holders of less than 1,000 shares, professional fees and other expenses of the reverse stock split will total approximately $600,000. As a result, immediately after the reverse stock split, our cash balances on hand will be reduced by the costs incurred in the reverse stock split.

•
The reverse stock split will result in the suspension, and not the termination, of our filing obligations under the Exchange Act. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act, which would result in our once again incurring many of the expenses that we expect to save by virtue of the reverse stock split.

•	Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the reverse stock split.

•	The potentially reduced liquidity of our common stock may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain top executive talent.

•
Since we will no longer be registered with the SEC and will not be filing the periodic reports and proxy statements required under the Exchange Act, it may be more difficult for us to raise equity capital from public or private sources.

•	Our decision to deregister and cease reporting with the SEC could impair our image with customers, suppliers and other constituents.
Our Board of Directors believes that the benefits of the reverse stock split to the Company outweigh the disadvantages.
See “Special Factors – Fairness of the Reverse Stock Split” beginning on page 17.
Voting Information

•
The affirmative vote the holders of a majority of all shares of common stock issued and outstanding and entitled to vote at the Special Meeting will be required to approve the proposed amendments to the Certificate of Incorporation to effect the reverse stock split. Our directors, executive officers and 10% stockholders have indicated that they intend to vote the shares of our common stock for which they have or share voting power and which are outstanding on the record date and eligible to vote at the Special Meeting (expected to be 13,464,315 shares or 45.5% of our then outstanding class of common stock eligible to vote at the Special Meeting; this assumes such persons do not exercise any stock options before the record date) “FOR” the reverse stock split.

•	See “Special Factors – Stockholder Approval” beginning on page 39, and “ Information – Quorum and Certain Voting Matters” beginning on page 51.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

•
The receipt of cash by a holder of less than 1,000 shares generally will be taxable for U.S. federal income tax purposes. In general, neither the Company nor any continuing stockholder who does not receive cash in the reverse stock split should recognize any gain or loss with respect to the reverse stock split for U.S. federal income tax purposes. See “Special Factors – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 34.

Termination of the Reverse Stock Split

•
The Board of Directors has reserved the right to abandon the reverse stock split if it believes the reverse stock split is no longer in our best interests, and the Board of Directors has retained authority, in its discretion, to withdraw the reverse stock split from the agenda of the Special Meeting prior to any vote. In addition, even if the reverse stock split is approved by stockholders at the Special Meeting, the Board of Directors may determine not to implement the reverse stock split if it subsequently determines that the reverse stock split is not in our best interests. See “Special Factors – Termination of the Reverse Stock Split” beginning on page 40.

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT AND THE SPECIAL MEETING
The following questions and answers are intended to briefly address potential questions regarding the reverse stock split and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and any information and documents referred to or incorporated by reference in this proxy statement.
Where and when is the Special Meeting?

The Special Meeting will be held at the Company’s headquarters, 1063 McGaw Avenue, Irvine, CA 92614 on [_____], [_____] [__], 2014, at [10:00 A.M.] PST.
What am I being asked to vote on at the Special Meeting?

Our stockholders will consider and vote upon the proposals to amend the Certificate of Incorporation to effect the reverse stock split and to reduce the number of authorized shares of the Company’s common and preferred stock by the same ratio as the reverse split.

What is the reverse stock split?

The reverse stock split is a reduction of the number of our issued and outstanding common stock in a ratio of 1,000 shares prior to the reverse stock split to one share following the reverse split. Stockholders that own less than 1,000 shares prior to the reverse stock split will cease to own any shares of our common stock and instead will receive cash for their shares.

As part of the reverse split, the number of authorized shares of common stock will be reduced from 40,000,000 shares to 40,000 shares and the number of authorized shares of the Company’s preferred stock will be reduced from 10,000,000 shares to 100,000 shares. The reduction ratio is the same as the reverse split ratio for the outstanding shares of common stock.

Will the vote on the reverse split of the outstanding shares of common stock and the vote to reduce the number of authorized common and preferred shares be separate?

Yes. Although references to the reverse split ratio include both the reverse split of the issued and outstanding shares of common stock and the reduction in the number of authorized shares of the Company’s common and preferred stock, each of these matters will be voted upon as separate proposals by stockholders at the Special Meeting. While stockholders may cast their votes separately on each of the proposals, approval of the proposal to reduce the number of authorized common and preferred shares will be conditioned upon approval of the proposal to reverse split the outstanding common shares. Approval of the proposal to effect the reverse split of the outstanding common shares will not be conditioned on approval of the proposal to reduce the number of authorized common and preferred shares.

Is there a condition to our effecting the reverse stock split?

No.  However, even if the reverse stock split is approved by stockholders at the Special Meeting, the Board of Directors may determine not to implement the reverse stock split if it subsequently determines that the reverse stock split is not in our best interests.

How does the Board recommend that I vote on the proposals?

The Board unanimously recommends that you vote “FOR” the proposals to amend the Certificate of Incorporation to effect the reverse stock split, including both the reverse split of the issued and outstanding shares of common stock and the reduction in the number of authorized shares of the Company’s common and preferred stock.
What is the purpose of the reverse stock split?

The Board of Directors has decided that the costs of being an SEC reporting company, particularly following the spinoff of our A-Mark precious metals business, outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. The reverse stock split will enable us to terminate the registration of our common stock under the Exchange Act if, after the reverse stock split, there are fewer than 300 record holders of our common stock and we make the necessary filings with the SEC.
Our reasons for proposing the reverse stock split include:

•
Annual cost savings we expect to realize as a result of the termination of the registration of our shares of common stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, which we estimate will be approximately $2,500,000 per year, which includes estimated executive and administrative time incurred in complying with public company requirements.

•	The ability to adjust and adapt our disclosures in accordance with the reduction in the scope of operations for the Company following the spinoff.

•	The ability of our management to focus on long-term growth without an undue emphasis on short-term financial results that is often expected of SEC reporting companies.

•
The ability of our small stockholders (those holding fewer than 1,000 shares) to liquidate their holdings in the Company and receive a price that we believe is fair and attractive (for the reasons set forth below under "Substantive Fairness" on page 17), without incurring brokerage commissions.

What does the deregistration of our common stock mean?

Following the reverse stock split, we expect that we will have fewer than 300 stockholders of record, which will enable us to take action to terminate the registration of our common stock under the Exchange Act. Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the SEC and our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock. Our common stock will cease to be eligible to be quoted on the OTCQB marketplace, although we expect that it will be quoted on the OTC Pink marketplace.
How will the reverse stock split affect the Company?

Though the reverse stock split will have very little effect on the Company’s business and operations, it will reduce management time spent on compliance and disclosure matters attributable to our Exchange Act filings, and may therefore enable management to increase its focus on managing our business and growing stockholder value.
How did the spinoff affect the Company?

Following the spinoff of our A-Mark precious metals trading business on March 14, 2014, we are a substantially smaller company, in terms of revenues, cash flow and operating profits. Our business now consists solely of our collectibles business, which operates an integrated network of leading companies concentrating on numismatic (coins), paper currency, and rare and fine vintage wine, and in which we also act as a merchant/dealer of certain collectibles.

What is the OTC Pink marketplace?

The OTC Pink marketplace is a lower tier of OTC markets than the OTCQB marketplace, on which our common stock is currently quoted. OTC Pink marketplace offers limited information about issuers of securities, like our common stock, and collects and publishes quotes of market makers for over-the-counter securities through its website at www.otcmarkets.com. Trading opportunities in the OTC Pink marketplace for our common stock will depend on whether any broker-dealers make a market for our common stock, and we cannot guarantee that quotations for our common stock will in fact appear on the OTC Pink marketplace.
What will I receive in the reverse stock split?

If you own fewer than 1,000 shares of our common stock immediately prior to the effective date of the reverse stock split, you will receive $0.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, from us for each pre-reverse stock split share that you own. If you own 1,000 shares or more of our common stock immediately prior to the effective date of the reverse stock split, you will not receive any cash payment for your shares in connection with the reverse stock split. You will receive a fractional share to the extent required by the reverse split ratio.
What potential conflicts of interest are posed by the reverse stock split?

Our directors, executive officers and 10% stockholders may have interests in the reverse stock split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. While our Board of Directors recommends a vote “FOR” the reverse stock split, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the reverse stock split. Our directors, executive officers and 10% stockholders have indicated that they intend to vote the shares of our common stock for which they have or share voting power and which are outstanding on the record date and eligible to vote at the Special Meeting (expected to be 13,464,315 shares, or 45.5% of our then outstanding class of common stock; this assumes such persons do not exercise any stock options before the record date) “FOR” the reverse stock split.
Upon the effectiveness of the reverse stock split, the aggregate number of shares of our common stock owned by our current directors, executive officers and 10% stockholders will be reduced proportionately by the reverse stock split ratio of 1-for-1,000 and the ownership percentage of the shares of our common stock held by our current directors, executive officers and 10% stockholders will change from 46.3% to 46.2%, decreasing as a result of the disposition of stock options and other equity awards in the spinoff but increasing as a result of the expected reduction of the number of shares of our common stock outstanding in the reverse split. Each of our directors and executive officers who owns at least 1,000 shares of our common stock and who continues to serve us at the time of the reverse split will continue to own our common stock after the reverse stock split. Although certain of our members of the Board of Directors and executive officers hold options and restricted stock units relating to our common stock, such options and restricted stock units were replaced and adjusted at the time of the spinoff to relate solely to A-Mark common stock, so that at the time of the reverse stock split our directors and executive officers will hold no stock options, restricted stock units or other outstanding equity awards relating to Company common stock. Directors, executive officers and any stockholders who own more than 10% of our outstanding common stock will experience certain advantages after the reverse stock split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act. Information regarding our officers’ and directors’ compensation and stock ownership will no longer be publicly available and persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. In addition, by deregistering our common stock under the Exchange Act subsequent to the consummation of the reverse stock split, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers, although no such loans currently are contemplated.
What if I hold all of my shares in street name?

If you hold shares of our common stock in street name, you are not considered the stockholder of record with respect to those shares. Stockholders who hold their shares in street name will be subject to the procedures of their nominee in respect of the reverse stock split. We intend that stock held in street name will be treated in the same manner as stock that is held of record. However, we cannot assure that this will be the case. If a nominee holds shares for stockholders that individually beneficially own less than 1,000 shares and such nominee collectively holds in excess of 1,000 shares, it is possible that such shares may not be exchanged for cash in the reverse stock split. In such circumstances, depending on the procedures of the nominee, the nominee may credit the account of each stockholder that individually beneficially owns less than 1,000 shares with a fractional share of common stock, in accordance with the reverse split ratio.
Prior to the effective date of the reverse stock split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in street name, ask them to provide us with information on how many fractional shares will be cashed out, and request that they effect the reverse stock split for their beneficial holders in the same manner as the Company will provide for holders of record. If you hold your shares of our common stock in street name, we encourage you to contact your broker, bank or other nominee.
What happens if I own a total of 1,000 or more shares of common stock beneficially through multiple brokerage firms in street name, or through a combination of record ownership in my name and one or more brokerage firms in street name?

If you hold more than the minimum number of shares, you may nevertheless have your shares cashed out if you hold them in a combination of record and street name or through accounts in several brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the reverse stock split, we recommend that you combine your holdings in one brokerage account or transfer any shares held through a brokerage firm into record name prior to the effective date of the reverse stock split. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold more than the minimum number of shares in any one account. To determine the reverse stock split’s effect on any shares you hold in street name (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.
If I own fewer than 1,000 shares of common stock, is there any way I can continue to be a stockholder of the Company after the reverse stock split?

If you own fewer than 1,000 shares of our common stock before the reverse stock split, the only way you can continue to be a stockholder of the Company after the reverse stock split is to acquire, prior to its effective date, sufficient additional shares to cause you to own a minimum of 1,000 shares on the effective date. Because of the spinoff of A-Mark, it may be difficult for you to determine the relationship between the pre- and post-spinoff value of our stock which may impact your decision to acquire additional shares prior to the reverse stock split. We anticipate that there will be a period of approximately ____ weeks between the date of the A-Mark spinoff and the date of the Special Meeting, during which you may decide to acquire additional shares at the post-spinoff market price of the Company’s stock. However, given the historically limited liquidity of our common stock, we cannot assure you that any shares will be available for purchase and thus there can be no assurance that you will be able to acquire sufficient shares to meet or exceed the required 1,000 shares. In such an instance, you would no longer remain a stockholder of the Company after the effective date for the reverse stock split.

Is there anything I can do if I own 1,000 or more shares of common stock, but would like to take advantage of the opportunity to receive cash for my shares as a result of the reverse stock split?

If you own 1,000 or more shares of our common stock before the reverse stock split, you can only receive cash for all of your shares if, prior to the effective date for the reverse stock split, you reduce your stock ownership to fewer than 1,000 shares by selling or otherwise transferring shares. However, there can be no assurance that any purchaser for your shares will be available.
Who is entitled to vote at the Special Meeting?

Only holders of record of our common stock as of the close of business on [______] [__], 2014, are entitled to notice of, and to vote at, the Special Meeting.
How many shares were outstanding on the record date?

At the close of business on the record date, there were [_______] shares outstanding. Only shares of common stock outstanding on the record date will be eligible to vote on the reverse stock split. At the Special Meeting, each share of common stock entitles the holder thereof to one vote.
What is a “quorum” for purposes of the Special Meeting?

In order to conduct business at the Special Meeting, a quorum of stockholders is necessary to hold a valid Special Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the Special Meeting in person or by proxy. On the close of business on the record date, there were [_______] shares outstanding and entitled to vote and, accordingly, the presence, in person or by proxy, of at least [________] shares is necessary to meet the quorum requirement.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
What vote is required to approve the proposals?

Once a quorum has been established, approval of each of the proposal to amend the Certificate of Incorporation to effect the reverse stock split of the issued and outstanding shares and the proposal to amend the Certificate of Incorporation to reduce the number of authorized common and preferred shares requires the affirmative vote of the holders of a majority of all of the shares outstanding and entitled to vote on these matters.
How are broker non-votes counted?

Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as the ratification of independent registered public accounting firms, but not on non-routine matters, such as amendments to charter documents and the election of directors.
Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares required to approve a specific proposal.
Accordingly, a broker non-vote will have the effect of a vote against the proposals.
How are abstentions counted?

A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum. However, under Delaware law, a proxy marked “ABSTAIN” is not considered a vote cast.
Accordingly, an abstention will have the effect of a vote against the proposals.
What will happen if the reverse stock split is approved by our stockholders?

Assuming that we have fewer than 300 record holders of our common stock after the reverse stock split, we will file with the SEC to deregister our shares of common stock under the Exchange Act. Effective upon filing, obligation to file reports with SEC will be suspended, and 90 days thereafter the deregistration of our common stock will become effective and we will no longer be subject to the requirements of the Exchange Act. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act.

What will happen if the reverse stock split is not approved?

If the reverse stock split is not approved by our stockholders, we will continue to operate our business, and we will continue to incur the costs involved with being an SEC reporting company. We also may decide to evaluate and explore available alternatives, although the Board of Directors has not yet made a determination that any of those alternatives are feasible or advisable.
If the reverse stock split is approved by the stockholders, can the Board of Directors determine not to proceed with the reverse stock split?

As noted above, it is a condition to the Company effecting the reverse stock split that the spinoff of A-Mark shall have occurred. In addition, even if the spinoff has occurred and the reverse stock split is approved by the stockholders, the Board of Directors may determine not to proceed with the reverse stock split if it believes that proceeding with the reverse stock split is not in our best interests or in the best interests of our stockholders, including all unaffiliated stockholders. We do not believe this will be the case, however, and it is our current intention to proceed with the reverse stock split if it is approved by stockholders and the spinoff of A-Mark has occurred.
What are the material U.S. federal income tax consequences of the reverse stock split?

The receipt of cash by a holder of less than 1,000 shares in the reverse stock split generally will be taxable for U.S. federal income tax purposes. In general, neither the Company nor any continuing stockholder who does not receive cash in the reverse stock split should recognize any gain or loss with respect to the reverse stock split. To review the material U.S. federal income tax consequences of the reverse stock split in greater detail, see “Special Factors – Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 34. We urge you to consult with your personal tax advisor regarding the tax consequences to you of the reverse stock split.
Should I send in my stock certificates now?

No. After the reverse stock split is completed, we will send instructions on how to receive any cash payments to which you may be entitled.
What is the total cost of the reverse stock split to the Company?

Since we do not know how many record and beneficial holders of our common stock will receive cash for their shares in the reverse stock split, we do not know the exact cost of the reverse stock split. However, based on information that we have received as of February 28, 2014 from our transfer agent, American Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our common stock held in street name, as well as our estimates of other reverse stock split expenses, we believe that the total cash requirement of the reverse stock split to us will be approximately $600,000. This amount includes approximately $300,000 needed to cash out fractional shares, approximately $225,000 of legal, accounting and financial advisory fees, approximately $25,000 for transfer agent costs and approximately $50,000 of other costs, including costs of printing and mailing, to effect the reverse stock split. This total amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the reverse stock split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders.
Am I entitled to appraisal rights in connection with the reverse stock split?

No. Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the reverse stock split.
How do I vote?

Sign and date each proxy card you receive and return it in the enclosed envelope prior to the Special Meeting or attend the Special Meeting and vote in person. You may also vote on the Internet by following the instructions on the proxy card.
What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote?

Yes. You may change your proxy instructions at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another proxy by signing, dating and returning a completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 1063 McGaw Avenue, Irvine, California, 92614.

•	You may attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee, you should follow the instructions provided by your nominee.

SPECIAL FACTORS
Purposes of and Reasons for the Reverse Stock Split
Our Board of Directors has decided that the costs of being an SEC reporting company, particularly following the spinoff of our A-Mark precious metals trading business, outweigh the benefits and, thus, it is no longer in our best interests or the best interests of our stockholders, including our unaffiliated stockholders, for us to remain an SEC reporting company. Therefore, our Board of Directors has unanimously authorized, subject to stockholder approval and the consummation of the spinoff, a 1-for-1,000 reverse stock split of our common stock. At the Special Meeting, stockholders are being asked to consider and vote upon two proposals to amend our Certificate of Incorporation to effect the reverse stock split. A copy of the proposed amendments to our Certificate of Incorporation for the reverse stock split is attached as Annex A.
The reverse stock split will enable us to terminate the registration of our common stock under the Exchange Act if, after the reverse stock split, there are fewer than 300 record holders of our common stock and we make the necessary filings with the SEC. Management believes that we will be able to realize significant cost savings by the elimination of most of the expenses related to the disclosure, reporting and compliance requirements of the Exchange Act, the Sarbanes-Oxley Act, and related federal securities laws and regulations. The costs associated with these obligations constitute a significant overhead expense, which will become proportionately greater following the spinoff. These costs include professional fees for our auditors and corporate counsel, costs related to our Director and Officer insurance policy, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC registration-related costs have been increasing over the years, and we believe that they will continue to increase, particularly as a result of the additional procedural, reporting, auditing and disclosure obligations imposed on public companies by the Sarbanes-Oxley Act in general and Section 404 of the Sarbanes-Oxley Act in particular.
As a result of the reverse stock split, (i) each share of common stock held by a stockholder of record owning fewer than 1,000 shares immediately prior to the effective date of the reverse stock split will be converted into the right to receive $0.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share and (ii) each share of common stock held by a stockholder of record owning 1,000 shares or more immediately prior to the effective date of the reverse stock split will represent one one-thousandths of a share of common stock after completion of the reverse stock split. Stockholders who hold their shares in street name will be subject to the procedures of their nominee. We intend that stock held in street name will be treated in the same manner as stock that is held of record. However, we cannot assure that this will be the case, because a nominee holding shares for stockholders that individually own beneficially less than 1,000 shares may collectively hold in excess of 1,000 shares, with the result that the shares of these stockholders will not be exchanged for cash. The shares of common stock acquired by the Company as a result of the reverse stock split will be restored to the status of authorized but unissued shares, which will reduce the number of outstanding shares.
In determining whether the number of our stockholders of record falls below 300 as a result of the reverse stock split, we must count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, each direct participant in the depository holding shares of the Company’s common stock is considered a record holder of shares.
As a result of the reverse stock split and the repurchase of shares from holders of less than 1,000 shares, we expect to have approximately 52 record holders of our shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the reverse stock split is completed, we intend to file with the SEC a Form 15 to deregister our shares. Upon the filing of the Form 15, our obligation to file periodic and current reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after filing of the Form 15. Upon deregistration of our shares, our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated. We will not be required to file periodic and current reports with the SEC in the future unless we subsequently file another registration statement under the Securities Act of 1933, as amended, or again have record holders of our common stock in excess of 300.
Following the reverse stock split, our common stock will cease to be eligible to be quoted on the OTCQB marketplace, although it is anticipated that our common stock will be quoted on the OTC Pink marketplace, a lower tier of OTC Markets. The OTC Markets is a centralized quotation service that collects and publishes market maker quotes for securities. The OTC Markets categorizes all securities trading over-the-counter into easily identifiable tiers. The Company currently intends for our shares of common stock to be quoted in the current information segment of the OTC Pink tier. This segment requires issuers to make timely, quarterly and annual financial reports, which must be prepared in accordance with GAAP but which are not required to be audited. Although we anticipate that broker-dealers will quote our shares on the OTC Pink marketplace, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the reverse stock split.
Our reasons for proposing the reverse stock split include the following:
The Spinoff of Our Precious Metals Business. The Board of Directors of the Company determined that it is in the best interests of the Company and its stockholders to separate the Company’s A-Mark precious metals trading business from the Company’s collectibles business, by means of a spinoff of the A-Mark business. As set forth in greater detail in the prospectus that the Company distributed to stockholders in connection with the spinoff, our Board of Directors believes that the separation promotes the strategic focus and flexibility of the two businesses, provides greater management focus for the businesses and improves the market presence and investor understanding of the businesses. The spinoff was consummated on March 14, 2014. With the consummation of the spinoff, the Company is a substantially smaller company, in terms of revenues, cash flow and operating profits. A-Mark is a reporting company following the spinoff. It is the view of the Board of Directors that the reduced size of the Company following the spinoff does not justify the time and expense that the Company and its management would have to devote to public reporting following the spinoff. See “Special Factors – The Spinoff Transaction” beginning on page 33.
Significant Cost Savings. We expect to realize annual cost savings as a result of the termination of the registration of our shares of common stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act, and other accounting, legal, printing and other miscellaneous costs associated with being a publicly traded company, of approximately $2,500,000 per year, as follows:

	Fiscal Year Ended June 30,			Estimated Savings
	2013	2012	2011
Audit, Audit Related Fees, and Tax	$1,404,645	$2,032,027	$2,106,190	$1,054,645
Sarbanes-Oxley Act and Other SEC Compliance	$793,964	$640,000	$740,000	$743,964
Directors’ Fees and D&O Insurance	$660,000	$660,000	$689,500	$635,000
Other		$72,615	$17,500	$8,909
Totals	$2,917,518	$3,404,642	$3,553,190	$2,442,518

The external costs associated with our public reports and other filing obligations, as well as other external costs relating to public company status, comprise a significant part of our operating expense, whose relative percentage is expected to increase as a result of the spinoff of our A-Mark precious metals trading business.
In addition, as a non-SEC reporting company, our management and employees will no longer be required to spend time preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, and complying with the Sarbanes-Oxley Act, although the Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws. We believe that this time could more effectively be devoted to other purposes, such as operating our business and undertaking new initiatives that may result in greater long-term growth.
Absence of Benefit to the Company and Its Stockholders of Public Reporting. We enjoy little benefit from being a public reporting company. The benefits of public reporting, and the reasons we believe they are currently not significant to our Company and stockholders, include:

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Listing on a Securities Exchange. Our stock has not been listed on a national securities exchange since 2007, when our common stock, which was then trading on The NASDAQ National Market, was delisted because of our failure to file our Annual Report on Form 10-K for the fiscal year ending June 30, 2006 as a consequence of our determination to restate certain of our historical financial statements. Following the spinoff of our A-Mark precious metals trading business, we are a significantly smaller company, and we expect that our qualifying for listing on even the lowest tier of the NASDAQ in the foreseeable future will not be assured.

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Liquidity. Our common stock is quoted on the OTCQB marketplace and does not experience significant trading volume. Over the preceding 52 weeks the average daily trading volume of our common stock was 7,998 shares. Following the reverse stock split, we expect that our common stock will be quoted in the current information segment of the OTC Pink tier. Because our common stock is currently thinly traded, a situation which we expect will continue following the reverse stock split, we do not anticipate that our ceasing to be a public reporting company, or the change on the tier of the OTC Markets on which we will be quoted, will have a significant effect on the liquidity of shares of our common stock, although our liquidity may be further reduced.

•
Publicly Available Information. We expect to continue to make available quarterly and annual financial information concerning our business and operations on our website. Although this will not include all the information that is required to be included in filings with the SEC, it will provide our stockholders with information concerning the Company.

•
Longer Term Focus. SEC reporting issuers tend to be under pressure to focus on short-term results. Following the spinoff of A-Mark, we are a much smaller company, and it is especially important that our management focus on long term growth and development of our remaining collectibles business.

Liquidity for Small Stockholdings. The reverse stock split will permit our small stockholders (those holding fewer than 1,000 shares) to liquidate their shares, at a price that we believe is both fair and attractive (for the reasons set forth below under "Substantive Fairness" on page 17), without incurring brokerage commissions. Given the current lack of market activity in our common stock, which we expect will continue and perhaps worsen following the reverse stock split, this is an opportunity that might not otherwise be available to our stockholders. However, because the spinoff of A-Mark occurred prior to the reverse stock split, all stockholders regardless of the size of their holdings (unless they hold fewer than four shares) retained a proportionate interest in our A-Mark precious metals trading business.
Background of the Reverse Stock Split
We were founded in 1981 and became a public reporting company registered under the Exchange Act in 1993. For much of our history we were engaged primarily in the collectibles business conducted through auctions or merchant/dealer transactions. In 2005, we acquired, jointly with Auctentia, S.L., a subsidiary of our then majority stockholder Afinsa Bienes Tangibles, S.A., A-Mark, a full-service precious metals trading company and an official distributor for many government mints throughout the world. In September 2012, we acquired from Auctentia the remaining 20% of A-Mark that we did not beneficially own.
Our precious metals operations have become an increasingly significant part of our business, and to a large extent these are conducted separate and apart from our collectibles business. In the ordinary course, our management has from time to time considered the possibility of separating our collectibles and precious metals trading businesses as a means of maximizing value for our stockholders. This consideration has included informal discussions among members of our Board of Directors, as well as discussions between members of our Board of Directors and members of executive management. In the course of these informal discussions, it was apparent that if the two businesses were separated, the collectibles business would be the considerably smaller of the two resulting companies in terms of revenues, cash flow and operating profits, at least for the foreseeable future, and that it would be important to rationalize the cost structure of the collectibles company with the anticipated size and scope of its operations, to allow that company to operate and invest in its growth and expansion on a standalone basis.
Chronology of Board Deliberations
In the ordinary course, management of the Company has from time to time reviewed the current and anticipated costs relating to SEC reporting and Sarbanes-Oxley Act compliance and discussed the relative costs and benefits of continuing our status as a public reporting company and the possibility of conducting a transaction that would result in the termination of our status as a public reporting company.  Informal discussions regarding deregistration of the Company’s common stock under the Exchange Act have taken place between individual directors and officers since as early as 2008.
The independent members of our Board of Directors met on March 28, 2013 to discuss the costs of remaining as a public company and whether a transaction that would enable us to deregister our common stock was feasible.  The independent directors again met on April 22, 2013 to discuss potential reregistration. The independent board members asked management to provide an analysis of the deregistration process, including its costs and benefits.
At about the same time, the members of the Board and management began consideration of the advisability of a spinoff to stockholders of the Company’s A-Mark precious metals trading business, which would be publicly reporting. The directors and management appreciated that deregistration would be even more compelling following the spinoff, because the Company would then be considerably smaller, in terms of operations, revenues and assets, and because stockholders who desired to remain invested in an SEC reporting company could do so with A-Mark.
The full Board met on July 16, 2013 to consider deregistration, particularly in light of the proposed spinoff of A-Mark, and received presentations on the subject from management and the Company’s outside counsel, Kramer Levin Naftalis & Frankel LLP. Mr. Gregory Roberts, the Company’s Chief Executive Officer, offered his preliminary view that, with the spinoff of A-Mark, the overhead burden of being a publicly reporting company would not be justified, given the small size of the remaining business and need to focus management’s efforts and financial resources on returning the collectibles business to profitability. Kramer Levin provided the Board with an overview of the requirements under the securities laws for effecting a transaction that would result in the Company ceasing to be publicly reporting and, based on its experience, the timing that might reasonably be expected for consummating such a transaction. At this meeting, the Board directed management to investigate alternative deregistration strategies and to consult with professional advisers as necessary. At the same time, the Board considered the spinoff of A-Mark and directed management, together with outside professionals, to investigate the legal and logistical consideration of a spinoff transaction.

As authorized by the Board, the Company solicited proposals from several financial advisory firms to advise on the financial aspects of the spinoff and the reverse split. Management determined to retain Roth Capital Partners LLC for this purpose, in consideration of its familiarity with the Company, its general expertise and the proposed terms of its engagement.
The Board met again on September 20, 2013, and received presentations from management and the Company’s outside counsel. Mr. Roberts reiterated his views on the advisability of the reverse stock split, including his belief that the Company could save in the range of $2,000,000 per year by not having to publicly report, which funds could be used to build the collectibles business. Mr. Roberts’ belief regarding the estimated cost savings was based on a preliminary analysis prepared by management as to annual public company reporting costs, including those ongoing expenses for compliance with the Sarbanes-Oxley Act and other accounting, legal, printing and miscellaneous costs, similar to the analysis set forth in the table under the section titled “Significant Cost Savings” in “Special Factors - Purposes of and Reasons for the Reverse Stock Split." Counsel again reviewed with the Board the necessary procedures, under the federal securities laws and Delaware corporate law for effecting a reverse split transaction. At the meeting, the Board preliminarily endorsed a program of a spinoff of A-Mark and, following the spinoff, a reverse split of the Company’s common stock that would reduce the number of stockholders of record to less than 300 and allow the Company to deregister its shares. In determining to proceed with a program of deregistration, the Board took into account, in addition to the proposed spinoff of A-Mark, the costs of remaining a publicly reporting company and the absence of a perceived benefit to the Company and its stockholders of remaining a publicly reporting company, in light of the Company’s depressed share price and absence of a liquid trading market for its shares. The Board also approved the engagement of Roth as the Company’s financial advisor.
On October 24, 2013, the Board of Directors met again concerning the proposed spinoff of A-Mark, and the reverse split and deregistration of the Company’s common stock, and received presentations from management, the Company’s outside legal counsel, and representatives of Roth.  In advance of the meeting, there was circulated to the directors a preliminary financial analysis prepared by Roth concerning the valuation of the Company following the spinoff. At the meeting, representatives of Roth reviewed their financial analysis with the Board, which utilized various methodologies for valuing, on a per share basis, the Company’s collectibles business that would remain following the spinoff. In particular, Roth first reviewed with the directors the Company’s balance sheet, historical income and projected income, in each case on a pro forma basis for the spinoff of A-Mark. Roth then went through its valuation analyses for the Company’s shares, pro forma for the A-Mark spinoff, including a selected public companies analysis based upon projected 2015 EBITDA, yielding an illustrative per share range of $0.68 to $0.73; a selected public companies analysis based upon projected 2015 net income, yielding an illustrative per share range of $0.48 to $0.61; and a discounted cash flow analysis, yielding a per share range of $0.30 to $0.48. With respect to each methodology, Roth explained the assumptions that it utilized in arriving at the per share values. Roth also indicated that it believed a comparable company analysis based upon last twelve month (LTM) EBITDA did not provide a meaningful valuation, because such EBITDA was negative for the collectibles business in that period. Counsel reviewed with the Board the mechanics of the reverse split, considerations for and against the reverse split and various other alternatives for reducing the number of stockholders of record, including a possible self-tender, share buyback program or odd lot tender offer. Counsel also reviewed with the directors the standards for the exercise of their fiduciary duties under Delaware law in determining to approve the reverse stock split, including the right to rely in good faith on input from management and professional advisors. Mr. Roberts and Ms. Carol Meltzer, the Company’s General Counsel, reviewed with the Board the cost savings anticipated to be achieved through deregistration, and the costs and benefits of deregistration generally, as set forth in this proxy statement. The Board also discussed the proposed spinoff and its costs and benefits. It was noted that the reverse split would be contingent on the prior occurrence of the spinoff, because of the Board’s belief that the smaller size of the Company following the spinoff and the ability of all of the Company’s stockholders to continue with A-Mark as stockholders of a publicly reporting company, made the deregistration of the Company’s common stock following the reverse split advisable at this time. The spinoff, however, would not be dependent on the occurrence of the reverse split. Following discussion, the Board gave preliminary approval to the spinoff. It also made a preliminary determination to proceed with a reverse split of the Company’s common stock in a ratio of 1 to 1,000, with a payment of $0.65 per share to stockholders whose fractional shares would be cashed out as a result of the reverse split. The reverse split ratio was calculated so as to assure that following the reverse split the number of holders of record of the Company’s common stock would be less than 300, which would permit the Company to deregister the common stock under the Exchange Act. In arriving at the reverse split ratio, the Board also noted that, while the Company has over 700 shareholders of record and many additional holders in street name, the substantial majority of the holders would own less than $750 in value of the Company’s stock following the spinoff, based on the cash out price.  Accordingly, in addition to reducing the number of shareholders of record to allow the Company to discontinue reporting under the federal securities laws, the Board also viewed the reverse stock split as an opportunity to limit the shareholders continuing with the Company following the reverse split to those holders with a meaningful stake in the Company.  The Board selected a reverse split stock ratio of 1,000 to 1 as consistent with both these objectives, although it did not purport to determine the reverse stock split ratio with mathematical precision.
In arriving at its preliminary determination to make a payment of $0.65 per share to stockholders whose shares would be cashed out as a result of the reverse stock split, the Board took note of the range of the per share value of the Company’s stock following the spinoff calculated by Roth of $0.30 to $0.73. This range had been communicated to the Board in the preliminary financial analysis prepared by Roth and circulated in advance of the October 24, 2013 meeting, and was discussed among the directors and Roth during their review of Roth’s analysis at the meeting, as described in the preceding paragraph. The Board also noted that Roth was unable to perform a comparative analysis based on LTM EBITDA because the collectibles business, pro forma for the separation of A‑Mark, had experienced negative EBITDA for the last twelve months; that the collectibles business, on a pro forma basis, had posted negative net income from continuing operations for the past two years; and that Roth’s discounted cash flow analysis, which was based on projections for the collectibles business, yielded a range of only $0.30 to $0.48 per share. It was the sense of the Board that a per share price in the top part of the range calculated by Roth was fair, on a conservative basis, to stockholders who would be receiving cash, especially considering the recent history of losses at the collectibles business. The Board’s decision to proceed with the process for the reverse split was made subject to receiving an opinion as to fairness from Roth.
On November 12, 2013, the Board met to receive the final report and analysis of the valuation of the Company’s common stock following the spinoff for the purpose of informing the determination of Board regarding the fairness of the proposed reverse stock split. In advance of the meeting, a definitive version of Roth’s valuation presentation was circulated to the Board. At the meeting, Roth confirmed to the Board its preliminary analysis, with certain changes to the range of per share values of the Company’s collectibles business that would remain following the spinoff. In its definitive presentation, Roth calculated a per share range of $0.65 to $0.68 for its 2015 EBITDA selected companies analysis, and $0.47 to $0.57 for its 2015 net income selected public companies analysis. Roth indicated that the changes as compared to its October 24, 2013 financial analysis were due to changes in the selected public companies’ trading prices and multiples, specifically, DGSE Companies (change from 0.99 to 0.74) and Sotheby’s (change from 2.19 to 1.98). Despite these changes having the effect of reducing the calculated weighted average cost of capital from 13.0% to 12.5%, Roth determined that the appropriate range of discount rates for its discounted cash flow analysis should remain as 12.0% to 14.0%, and as a result, there was no change to the range of per share values. Roth did not change any of its assumptions, and no changes were made to the financial statements of the Company pro forma for the spinoff of A-Mark. Roth then gave the Board its oral opinion, subsequently confirmed in writing, that a payment of $0.65 per share to stockholders of the Company who would otherwise hold fractional shares following the reverse split was fair to these holders from a financial point of view. Following conclusion of the Roth presentation, it was the sense of the Board that the analyses performed by Roth were credible, and the Board therefore adopted the Roth analyses as one of the bases on which to make its determination of an appropriate price per share to be paid to stockholders whose shares would be cashed out as a result of the reverse stock split. The Board noted that the top of the range of per share values in Roth’s definitive presentation was $0.68, reinforcing the Board’s earlier determination that a price of $0.65 per share was fair to stockholders, on a conservative basis. The Board also adopted the opinion of Roth that a price of $0.65 per share was fair to these shareholders from a financial point of view. Based on Roth’s opinion, the directors’ general knowledge of the business of the Company and its industry, and the considerations discussed at the Board’s October 24th meeting, described in this proxy statement, the Board determined that a reverse stock split, in which a price of $0.65 per share would be paid to stockholders whose shares of common stock would be cashed out in the transaction, was fair to the stockholders of the Corporation. The Board authorized the Company to proceed with the filing of a preliminary proxy statement and the Schedule 13E-3 of which this proxy statement forms a part.
The Board reserved its final determination and approval of the reverse split until such time as various conditions were met, including, without limitation, the consummation of the A-Mark spinoff.
For a further discussion of fairness of the reverse stock split, see “Special Factors – Fairness of the Reverse Stock Split” beginning on page 17 and “Special Factors – Opinion of Roth Capital Partners, LLC” beginning on page 26.
Fairness of the Reverse Stock Split
The Board of Directors believes that the reverse stock split is fair to the unaffiliated stockholders of the Company, including both unaffiliated stockholders who will be cashed out after the reverse stock split and those who continue to be stockholders of the Company after the reverse stock split. After consideration of all aspects of the reverse stock split, as described below, all eight members of the Board of Directors, including the five independent members of the Board of Directors, unanimously approved the reverse stock split. Except for such approval, we are not aware that any of our affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the reverse stock split.
Substantive Fairness
The Board of Directors considered, among other things, the factors listed below, as well as the alternatives to the reverse stock split as noted below in “Special Factors – Alternatives Considered” in reaching its conclusion as to the substantive fairness of the reverse stock split to our unaffiliated stockholders, including both unaffiliated holders who are cashed-out after the reverse stock split and those who continue as stockholders after the reverse stock split. The Board of Directors did not assign specific weight to any factors it considered, nor did it apply them in a formulaic fashion, although the Board of Directors particularly noted the opportunity in the reverse stock split for stockholders to sell their holdings at a fair and attractive price, as well as the significant cost and time savings for us resulting from the reverse stock split which will benefit our continuing stockholders. In referring to the price per share of $0.65, which would be received by stockholders who were being cashed out as a result of the reverse stock split, as attractive, the Board intended that this is a price in its view that sellers of the stock would be pleased to accept for their shares in a market transaction. The Board’s view that this price was attractive was based on the range of per share values for the stock calculated by Roth, in respect of which $0.65 was near the very top; the recent history of net losses of the collectibles business, on a standalone pro forma basis; and the fact that there has been, and the likelihood that for the foreseeable future there would continue to be, a very limited market for the Company’s shares, as discussed in this proxy statement. The discussion below is not meant to be exhaustive, but we believe includes all material factors considered by the Board of Directors in reaching its determinations.

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Size and Scope of the Company’s Operations Following the Reverse Split. The Board of Directors approved the reverse stock split in the context of the spinoff of the Company’s A-Mark precious metals trading business, which was the primary driver for the consideration of the reverse split and which was a condition to its effectiveness. The Board of Directors noted that following the spinoff, the size and scope of operations of the Company would be considerably reduced and that the cost of remaining an SEC reporting company would proportionately increase by a significant amount. The Board of Directors also believed that it would be necessary to rationalize the costs of the Company following the spinoff, because its A-Mark precious metals business would no longer be available to support corporate overhead.

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Our Stockholders’ Continuing Interest in a Public Reporting Company. Our Board of Directors took into consideration that our stockholders will have a continuing interest in A-Mark, which will operate our precious metals trading business as a public reporting company and which comprises a substantial majority of our current business in terms of revenues, cash flow and operating profits. Even stockholders who will be cashed out in the reverse stock split will have a continuing interest in A-Mark (unless they own fewer than four shares), as the spinoff will occur prior to the reverse stock split.

•	Future Cost and Time Savings. The Board of Directors noted that, as a public company, we are required to prepare and file with the SEC, among other items, the following:

◦	Quarterly Reports on Form 10-Q;

◦	Annual Reports on Form 10-K;

◦	Proxy statements and annual stockholder reports as required by Regulation 14A under the Exchange Act; and

◦	Current Reports on Form 8-K.
The Board of Directors noted that the external costs associated with our public reports and other filing obligations, as well as other external costs relating to our status as a public reporting company, comprise a significant overhead expense, as described above.
The Board of Directors noted management’s belief that the anticipated cost savings from deregistration will offset the cost of the reverse stock split within a year based upon an estimated transaction cost of $600,000. The Board of Directors noted based on current statutory and regulatory trends, there may be an increase in the level of governmental and market regulation of public companies in the future and the cost of compliance with such regulation may increase further.

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Opportunity to Liquidate Shares of Common Stock. The Board of Directors considered the opportunity the reverse stock split presents for stockholders owning fewer than 1,000 shares to liquidate their holdings at a price that we believe is fair and attractive, without incurring brokerage costs.

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Equal Treatment of Affiliated and Unaffiliated Holders of Our Shares. The reverse stock split will not affect holders of our shares differently on the basis of affiliate status. The sole determining factor in whether a stockholder will be a cashed-out holder or a continuing holder of our common stock as a result of the reverse stock split is the number of shares of our common stock held by the stockholder immediately prior to the reverse stock split. The Board appreciated, however, that as a practical matter the Company’s affiliates would not be cashed out as a result of the reverse stock split, because all of the Company’s affiliates hold in excess of 1,000 shares.

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Opinion of the Financial Adviser. The Board of Directors considered the presentation dated November 12, 2013 by Roth and the opinion of Roth provided to the Board of Directors on November 12, 2013, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review set forth in Roth’s written opinion, the consideration to be received by stockholders who are being cashed out pursuant to the reverse stock split is fair, from a financial point of view, to such stockholders. For more information about the opinion, you should read the discussion below under “Special Factors – Fairness Opinion of Roth Capital Partners, LLC” and the copy of the opinion of Roth dated November 12, 2013 attached as Annex B to this proxy statement.

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Potential Ability to Remain a Holder of or Liquidate Our Shares. Current stockholders of fewer than 1,000 shares can remain stockholders of the Company by acquiring additional shares so that they own at least 1,000 shares immediately before the reverse stock split. Conversely, stockholders that own 1,000 or more shares and desire to liquidate their shares in connection with the reverse stock split (at the price offered by us) can reduce their holdings to less than 1,000 shares by selling shares prior to the reverse stock split. Because of the spinoff of A-Mark, it may be difficult for stockholders to determine the relationship between the pre- and post-spinoff value of our stock which may impact their decision to acquire additional shares, or to dispose of shares prior to the reverse stock split. There will be a period of approximately ____ weeks between the date of the A-Mark spinoff and the date of the Special Meeting, during which stockholders may decide to acquire additional shares, or to dispose of their shares, at the post-spinoff market price of the Company’s stock. It should be noted that as there is a limited trading market for our common stock on the OTCQB marketplace, a stockholder seeking to either increase or decrease holdings prior to the effective date of the reverse stock split may not be able to do so. As a result, there can be no assurance that a stockholder will be able to acquire or sell sufficient shares to control whether such stockholder remains a stockholder following the effective date of the reverse stock split. Due to these concerns, the Board of Directors did not assign significant weight to this factor.

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Limited Liquidity for the Company’s Common Stock. The Board of Directors noted that the trading volume in our common stock has been, and continues to be, relatively limited. The average daily trading volume of the stock for the 30-day, 60-day, 90-day and 120-day period ended November 11, 2013, which was prior to the Board of Directors’ initial approval of the reverse stock split, was 14,277, 10,753, 7,575 and 7,056 shares per day, respectively. The Board of Directors also observed that the trading volume of the Company’s common stock could further decline following the spinoff of A-Mark, when the Company would be smaller in size and its revenues, cash flow and operating profits would decline because the Company would cease to have the benefits of the A-Mark business.

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Going Concern Value. The Board of Directors took into account the going concern value of the collectibles business, as determined by Roth utilizing a discounted cash flow analysis. That analysis yielded a range of per share values for the Company’s common stock following the A-Mark spinoff of $0.30 to $0.48 and was based on projections for the collectibles business.

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Current and Historical Prices. The Board of Directors considered both the historical market prices and recent trading activity and current market prices of our common stock. However, as these prices do not reflect the effect of the spinoff, the Board of Directors could not directly compare the price per share to be paid to holders of less than 1,000 shares in the reverse stock split with the historical trading prices of our stock. In this regard, the Board did not believe there was any satisfactory way to allocate the pre-spinoff price of the Company’s stock between the A-Mark business and the collectibles business, because the A-Mark business has been profitable while the collectibles business has experienced losses in recent years; because of the Board’s view that the market was not fully valuing the A-Mark business on account of its association with the collectibles business; and because of the Board’s view that the Company’s stock price in an illiquid market was not an accurate indicator of either the value of the combined company or how either of A-Mark or the collectibles business would trade on a standalone basis.

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Net Book Value and Liquidation Value. The Board did not consider the net book value of our collectibles business as a material indicator of our value following the spinoff, because it is indicative of historical costs rather than the going concern value of the collectibles business. Net book value per share, pro forma for the spinoff of A-Mark, as of December 31, 2013, was $1.47. The Board also did not consider liquidation value, pro forma for the spinoff of A-Mark, as a reliable indicator of fairness, since the Board believed that the Company was likely to receive substantially less than the book value for its non-cash assets, particularly its inventory and property plant and equipment, were it to liquidate.

Disadvantages of the Reverse Stock Split
In its determination of substantive fairness, the Board of Directors also considered the disadvantages of the reverse stock split, including that:

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No Participation in Future Growth by Cashed-out Stockholders. After the reverse stock split, holders of less than 1,000 shares of our common stock will no longer have any ownership interest in us and will no longer participate in our future earnings and growth.

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Reduction in Information about the Company. After completion of the reverse stock split, we will cease to file annual, quarterly, current, and other reports and documents with the SEC. We will not be providing periodic reports in the format currently required of us under the provisions of the Exchange Act and, as a result, continuing stockholders will have access to less information about us and our business, operations, and financial performance.

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Limited Liquidity. After the reverse stock split, our common stock will no longer be eligible to be quoted on the OTCQB marketplace. It is anticipated that the common stock will be eligible for the OTC Pink marketplace, which is a lower tier of OTC Markets. Trading opportunities on the OTC Pink marketplace will be dependent upon whether any broker-dealers commit to make a market for our common stock, and we cannot guarantee that quotations for our common stock will in fact appear on OTC Pink. In addition, because of the potential deterioration in the liquidity of our common stock, the suspension of our obligation to publicly disclose financial and other information following the reverse stock split, and the deregistration of our common stock under the Exchange Act, continuing stockholders may potentially experience a significant decrease in the value of their common stock.

•	Limited Oversight. After completion of the reverse stock split, we will no longer be subject to the provisions of the Sarbanes-Oxley Act and certain of the liability provisions of the Exchange Act.

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Reporting Obligations of Certain Insiders. Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the short-swing profits provisions of the Exchange Act, and persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

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Reduced Cash on Hand. We estimate that the cost of payment to holders of less than 1,000 shares, professional fees, transfer agent costs and other expenses of the reverse stock split will total approximately $600,000. As a result, immediately after the reverse stock split, our cash balances on hand will be reduced by the costs incurred in the reverse stock split.

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Filing Requirements Reinstituted. The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act. This suspension remains in effect so long as we have fewer than 300 stockholders of record. Thus, subsequent to the time the Form 15 becomes effective, if on the first day of any fiscal year we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

•	No Appraisal Rights. Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who dissent from the reverse stock split.

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Reduced Management Incentive. The lack of liquidity provided by a ready market of common stock may result in fewer opportunities to utilize equity-based incentive compensation tools to recruit and retain executive talent. Stock options and other equity-based incentives are typically less attractive if they cannot be turned into cash quickly and easily once earned. Our Board of Directors believes that this is unlikely to have any significant adverse impact on us, since stock options and other equity-based incentives have not been a significant part of our executives’ compensation packages in the past, our common stock is only thinly traded irrespective of the reverse stock split and the market for our common stock may further contract as a result of the spinoff.

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Less Attractive Acquisition Currency. Stock that is registered with the SEC is generally a more attractive acquisition currency than unregistered stock, since the acquirer of the publicly traded security has constant access to important information about the publicly traded company. Our Board of Directors recognized that this may not be a significant disadvantage, however, because (i) the relative illiquidity of our common stock makes our common stock less attractive for investors than most publicly traded securities with significant trading volume, and (ii) we have not historically utilized our stock as currency in acquisitions.

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Reduced Equity Capital Raising Opportunities. One of the primary reasons many companies “go public” is to be able to more easily and efficiently access the public capital markets to raise cash. Similar opportunities are generally less available (without significant expense) to companies that do not have a class of securities registered with the SEC. Following the reverse stock split, since we will no longer be registered with the SEC, it will likely be more costly and time consuming for us to raise equity capital from public or private sources. Our Board of Directors has concluded that this may not be of great significance to us since this is not expected to be a course of action that we would expect to pursue for the foreseeable future.

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Loss of Prestige. SEC reporting companies are often viewed by stockholders, employees, investors, customers, vendors and others as more established, reliable and prestigious than privately held companies. In addition, SEC reporting companies are often followed by analysts who publish reports on their operations and prospects. Companies that lose status as an SEC reporting company may risk losing prestige in the eyes of the public, the investment community and key constituencies. However, our Board of Directors did not attach significant weight to this factor because we do not currently enjoy research analyst coverage or similar media attention and almost all of our significant competitors are privately held companies.

Our Board of Directors believes that the benefits of the reverse stock split to the Company outweigh the disadvantages.
Considerations Relating to the Spinoff
While the reverse split was conditioned on the prior occurrence of the spinoff, our Board of Directors did not condition the spinoff on the effectiveness of the reverse stock split. Also, while the reverse stock split cannot be effected without the vote of our stockholders to approve amendments to our Certificate of Incorporation, no vote of our stockholders was required to approve the spinoff, and the Company did not put the spinoff to a vote of stockholders. The spinoff could have adverse effects on the Company. These effects will be the same, however, whether or not stockholders vote to approve the reverse stock split or whether the reverse stock split is consummated. For this reason, our Board of

Directors did not expressly consider these effects in the context of its determination to approve the reverse stock split, but our Board of Directors believes that stockholders should be aware of these considerations in determining how to vote on the proposals to amend our Certificate of Incorporation in order to effect the reverse stock split.

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Loss of Cash Flow from A-Mark. Prior to the spinoff, a substantial portion of the Company’s cash flow was derived from the A-Mark precious metals trading business. This cash flow was used to fund in substantial part the general corporate overhead of the Company. As a result of the spinoff, the A-Mark cash flow is no longer available to the Company for these purposes, and the Company will be required to fund all of its expenses solely from the cash flow generated by the collectibles business. As a condition to the spinoff, the Company received an opinion of Roth to the effect that it will be solvent following the spinoff and that the Company will be able to pay its obligations as they become due.

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Management Changes. Effective as of the reverse stock split, Mr. Greg Roberts will resign his position as Chief Executive Officer and President of the Company, and Ms. Carol Meltzer will resign her position as General Counsel, Executive Vice President and Corporate Secretary. Mr. Roberts and Ms. Meltzer will continue to perform services for the Company for a period of time pursuant to the terms of a secondment agreement between the Company and A-Mark.

See “Special Factors—The Spinoff Transaction” beginning on page 33.
Procedural Fairness
We did not retain an unaffiliated representative, such as counsel or an appraisal service, to act solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the reverse stock split or preparing a report covering the fairness of the reverse stock split. The Board of Directors did not form a special committee to approve the reverse stock split. We also did not grant unaffiliated stockholders access to our corporate files. Our Board of Directors did not believe that these protections were necessary, because the Board of Directors is comprised of eight directors, all but one of whom are independent of management. The Board of Directors is comprised of eight directors, five of whom qualify as independent as the term is defined in Rule 5605(a)(2) of the Nasdaq listing standards, which is the standard utilized by the Company for determining independence for the purposes of approving the reverse stock split transaction. Two of the remaining directors do not qualify as independent under this standard, one of whom because of his relationship with Afinsa and the other because of compensation he receives from the sale of a business to the Company. The Board determined that these two directors were also disinterested with respect to the reverse split, in which they had no direct or indirect interest that was not shared by other stockholders. Also, the interests of unaffiliated stockholders in the context of the reverse stock split depend on whether they hold 1,000 shares or more or fewer than 1,000 shares, although the Board appreciated that as a practical matter the Company’s affiliates would not be cashed out as a result of the reverse stock split because they each hold in excess of 1,000 shares.
The Board of Directors also noted that this proxy statement, along with our other filings with the SEC, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the reverse stock split. The Board of Directors therefore made no special provision for the review of our files by our unaffiliated stockholders, although subject to certain conditions, Delaware law provides stockholders with the right to review our books and records.
The Board of Directors determined not to condition the approval of the reverse stock split on approval by a majority of unaffiliated stockholders. The Board of Directors noted that affiliated and unaffiliated stockholders will be treated equally in the reverse stock split. If separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the reverse stock split, and any such requirement would prevent a majority of the outstanding shares of our common stock from participating in the consideration of the proposed reverse stock split. While none of the Company’s affiliates will be cashed out as a result of the reverse stock split, because each holds more than 1,000 shares, there are numerous non-affiliates who similarly own in excess of 1,000 shares and will not be cashed out. Furthermore, a vote of the majority of unaffiliated stockholders is not required under Delaware law. Finally, stockholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective date of the reverse stock split, so as to retain some or all of their shares of common stock, or to receive cash for some or all of their shares, as they see fit.
Recommendation of the Board of Directors
At meetings held on September 20, 2013, October 24, 2013 and November 12, 2013, our Board of Directors considered the advantages and disadvantages of the reverse split. At the meeting of November 12, 2013, the Board of Directors unanimously determined that the reverse stock split is procedurally and substantively fair to and in the best interests of the Company and its unaffiliated stockholders, and unanimously approved the reverse stock split and recommends that you vote “FOR” approval of the reverse stock split.

Alternatives Considered
Our Board of Directors considered other methods of effecting a transaction to deregister our common stock, but ultimately rejected each of these alternatives and determined that the reverse stock split was preferable to the other alternatives.
When considering the various alternatives to the reverse stock split, the primary focus was the level of assurance that the selected alternative would result in us having fewer than 300 record owners of our common stock, thus allowing us to achieve our objective of terminating registration of our common stock under the Exchange Act, the time frame within which such alternative could reasonably be expected to be achieved, again relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.

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Issuer Tender Offer. Under this alternative, we would offer to purchase a set number of shares of our common stock according to a specific timetable. Because of the requirement in an issuer tender offer to treat tendering stockholders ratably, shares would have to be repurchased on a pro rata basis and, as a result, there would be no assurance that enough stockholders would tender all of their shares of our common stock to reduce the number of record holders of our common stock to fewer than 300. Additionally, the cost of effecting an issuer tender offer would likely be greater than the cost of implementing a reverse stock split since partial tenders by larger holders would require payment for tendered shares without reducing the number of record holders. If the number of record holders remained in excess of 300, we would have to resort to a reverse stock split to eliminate additional record holders. In light of the indeterminate number of shares necessary to accomplish the objective of a deregistration transaction under this alternative, the cost of doing so was determined to be too uncertain and most likely significantly in excess of the cost associated with the reverse stock split.

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Odd Lot Tender Offer. Unlike a traditional issuer tender offer, an odd lot tender offer would be offered only to stockholders owning a set number (or fewer) shares of our common stock. Because the tender of shares would be at the option of the stockholder, there could be no assurance that enough stockholders would participate so as to reduce the number of record holders to fewer than 300. While the time frame for completing an odd lot tender offer is shorter than the period of time involved in accomplishing a reverse stock split and could be less expensive, our Board of Directors opted for the reverse stock split because of the lack of assurance that an odd lot tender offer would produce the intended result.

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Purchase of Shares on the Open Market. We have the ability to make periodic repurchases of our common stock in the open market. However, this alternative would take an extended amount of time to complete, and, as it would be voluntary, there would be no assurance of acquiring sufficient shares to reduce the number of record holders to fewer than 300. The cost of such a method would also be undeterminable. Also, because many registered stockholders who own small numbers of shares do not hold their shares in brokerage accounts, open market purchase efforts are ineffective in reaching such stockholders.

For the reasons discussed above, our Board of Directors unanimously agreed that the reverse stock split was the most expeditious and economical way of undertaking a deregistration transaction.
Effects of the Reverse Stock Split
Generally
The Board of Directors is soliciting stockholder approval for the reverse stock split. If approved by the stockholders and implemented by the Board of Directors, we anticipate that the reverse stock split will occur as soon as possible after the date of the Special Meeting. The reverse split will become effective on the date the Company files a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware, or on any later date that the Company may specify in such Certificate of Amendment.
At the Special Meeting, stockholders are being asked to consider and vote upon a proposal to amend our Certificate of Incorporation to effect the reverse stock split. A copy of the proposed Certificate of Amendment to our Certificate of Incorporation for the reverse stock split is attached as Annex A.
If the reverse stock split is completed, the following will occur:

•
Each share of common stock held by a stockholder of record owning fewer than 1,000 shares immediately prior to the effective date of the reverse stock split will be converted into the right to receive $0.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, per pre-split share.

•
Each share of common stock held by a stockholder of record owning 1,000 shares or more immediately prior to the effective date of the reverse stock split will represent one-thousandth of a share of common stock after completion of the reverse stock split.

•
We expect to have fewer than 300 stockholders of record of our common stock following the reverse stock split and, therefore, to be eligible to terminate registration of our common stock with the SEC, which would terminate our obligation to continue filing annual and periodic reports and other filings required under the federal securities laws that are applicable to public reporting companies and eliminate most of the expenses related to the disclosure, reporting and compliance requirements of the Sarbanes-Oxley Act.

•
The Board of Directors anticipates that our common stock will trade on the OTC Pink marketplace. The liquidity of our common stock has been limited in the past, and its liquidity could further contract because we will no longer be an SEC reporting company.

Effects on the Company
Upon completion of the reverse stock split, it is anticipated that we will have fewer than 300 stockholders of record and will therefore be eligible to terminate the registration of our common stock with the SEC. In determining whether the number of our stockholders of record falls below 300 as a result of the reverse stock split, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including us, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, each direct participant in the depository holding shares of the Company’s common stock is considered a record holder of shares. Based on information available to us as of the record date, we expect that as a result of the reverse stock split the number of our stockholders of record would be reduced to approximately 52.
The registration of our common stock may be terminated upon application by us to the SEC if there are fewer than 300 stockholders of record of our common stock. If the reverse split is consummated and, as expected, we will have fewer than 300 stockholders of record, we intend to promptly file with the SEC a Form 15 making a certification to that effect. Our obligation to file periodic and current reports as a result of our common stock’s registration under the applicable provisions of the Exchange Act will be suspended immediately upon the filing of the Form 15. After the 90-day waiting period following the filing of the Form 15:

•	our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will terminate;

•
our executive officers, directors and 10% stockholders no longer will be required to file reports relating to their transactions in our common stock with the SEC and no longer will be subject to the recovery of short-swing profits provisions of the Exchange Act; and

•	persons acquiring more than 5% of our common stock no longer will be required to report their beneficial ownership under the Exchange Act.
However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we once again will become subject to the reporting requirements of the Exchange Act. Also, we will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.
We anticipate that following the reverse stock split we will continue to operate as we have done prior to the reverse stock split, subject, however, to the consequences of the spinoff, which occurred on March 14, 2014. In addition, certain changes to our management will be effective upon consummation of the reverse stock split. Mr. Gregory Roberts, our Chief Executive Officer and President, will continue as chief executive officer of A-Mark and will resign his position with the Company. However, he will be seconded to the Company by A-Mark pursuant to the terms of a secondment agreement pursuant to which he will continue to perform executive services for the Company for a period of time. Ms. Carol Meltzer will also resign her executive position as our General Counsel, Executive Vice President and Corporate Secretary but will continue to perform services for the Company pursuant to a secondment agreement. The secondment agreement has been filed as an exhibit to the registration statement of which the prospectus being distributed to stockholders in respect of the spinoff forms a part.

Following the spinoff, there was a change to the composition of our Board of Directors, and we anticipate there will also be changes in the composition of our Board following the reverse stock split. Jeffrey Benjamin resigned as a director of the Company effective upon the spinoff and his appointment as a director of A-Mark. While Mr. Roberts will remain a director of the Company following the reverse stock split, all of the Company’s independent directors, other than Antonio Arenas, are expected to tender their resignations effective as of the filing of the Form 15 to deregister our common stock under the Exchange Act. Such directors became directors of A-Mark upon consummation of the spinoff.  Mr. Arenas tendered his resignation as a director on February 26, 2014, effective upon the second closing under the Purchase Agreement, dated the same date, pursuant to which the Company agreed to purchase all shares of the Company’s common stock held by Afinsa and Auctentia.   Also, it is anticipated that Ms. Meltzer will join our Board of Directors effective as of the filing of the Form 15 to deregister our common stock under the Exchange Act.

The reverse stock split is estimated to result in the retirement of approximately 450,000 shares of common stock at a cost of $0.65 per share. Including expenses for the reverse stock split, particularly fees and expenses for the various legal advisors, the Company estimates that the total cost of the reverse stock split to us will be approximately $600,000. Our cash balances will be reduced accordingly. The consideration to be paid to stockholders of fewer than 1,000 shares and the other costs of the reverse stock split will be paid from cash on hand. See “Special Factors – Source of Funds and Expenses” beginning on page 39.
Our common stock is currently quoted on the OTCQB marketplace. We expect that our common stock will be quoted on the OTC Pink marketplace following consummation of the reverse stock split. The transition of our common stock to a lower trading tier of OTC markets may reduce the already limited liquidity of our common stock.
The OTC Pink marketplace is maintained by OTC Markets, Inc., a quotation service that collects and publishes market maker quotes for over-the-counter securities. The OTC Pink marketplace is not a stock exchange or a regulated entity. Price quotations are provided by over-the-counter market makers and company information is provided by the over-the-counter companies. There is no assurance that there will be any OTC Pink marketplace quotations after the reverse stock split or that they will continue for any length of time.
Effects on the Cashed-Out Stockholders
Stockholders holding fewer than 1,000 shares of common stock immediately prior to the effective date of the reverse stock split will cease to be stockholders of the Company. They will lose all rights associated with being our stockholder, such as the right to attend and vote at stockholder meetings and receive dividends and distributions. These stockholders will receive the right to be paid $0.65 in cash (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each share of common stock owned immediately prior to the reverse stock split. These stockholders will be liable for any applicable taxes, but will not be required to pay brokerage fees or service charges. Promptly after the effective date of the reverse stock split, we will send a transmittal letter explaining to such stockholders how they can surrender their stock certificates in exchange for cash payment. The length of time between the effective date of the reverse stock split and the date on which a stockholder of less than 1,000 shares of common stock will receive such stockholder’s cash will depend, in part, on the amount of time taken by such stockholder to return his or her stock certificates with a properly completed letter of transmittal. No cash payment will be made to any such stockholder until he or she has surrendered his or her outstanding stock certificate(s), together with the letter of transmittal, in accordance with the terms of the letter of transmittal. Following the surrender of stock certificates in accordance with the terms of the letter of transmittal, stockholders should receive cash payments promptly. No interest will be paid on the cash payment at any time.
If a stockholder owns fewer than 1,000 shares of our common stock before the reverse stock split, the only way the stockholder can continue to be our stockholder after the reverse stock split is to acquire, prior to the effective date of the reverse stock split, sufficient additional shares to cause such stockholder to own a minimum of 1,000 shares on the effective date of the reverse stock split. Because of the spinoff of A-Mark, it may be difficult for stockholders to determine the relationship between the pre- and post-spinoff value of our stock which may impact their decision to acquire additional shares, or to dispose of shares prior to the spinoff. There will be a period of approximately ____ weeks between the date of the A-Mark spinoff and the date of the Special Meeting, during which stockholders may decide to acquire additional shares at the post-spinoff market price of the Company’s stock. However, given the historically limited liquidity of our common stock, we cannot assure you that any shares will be available for purchase and thus there can be no assurance that a stockholder will be able to acquire sufficient shares to meet or exceed the required 1,000 shares. In such an instance, the stockholder would no longer remain a stockholder of the Company after the effective date of the reverse stock split.
Stockholders who hold their shares in street name, through a broker, bank or other nominee, will be treated in accordance with the procedures of their nominee. We intend that stock held in street name will be treated in the same manner as stock that is held of record. However, we cannot assure that this will be the case, because a nominee holding shares for stockholders that individually own beneficially less than 1,000 shares may collectively hold in excess of 1,000 shares, with the result that the shares of these stockholders will not be exchanged for cash. Prior to the effective date of the reverse stock split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many fractional shares will be cashed out, and request that they effect the reverse stock split for their beneficial holders in the same manner as the Company will provide for holders of record. However, these banks, brokers and other nominees may have different procedures than the Company’s procedures for registered stockholders for processing the reverse stock split. Also, a stockholder owning 1,000 or more shares of common stock may nevertheless have those shares cashed out if the stockholder holds shares in a combination of street name accounts and record holder accounts, or holds shares in separate accounts in several brokerage firms. If you are in this situation and desire to remain one of our stockholders after the reverse stock split, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date of the reverse stock split. Conversely, if you hold an account with less than 1,000 shares in street name and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from street name into a record holder account in your own name so that you will be a record owner of the shares.
Effects on the Unaffiliated Remaining Stockholders
Stockholders holding 1,000 or more shares of common stock immediately prior to the effective date of the reverse stock split will continue to be stockholders of the Company, will receive no cash in the transaction and, following the reverse stock split, the number of shares held by such stockholders will be reduced proportionately by the reverse stock split ratio of 1-for-1,000. Stockholders will receive a fractional share to the extent required by the reverse split ratio.
Stockholders who continue as stockholders of the Company after the reverse stock split may experience reduced liquidity of their shares of common stock. We anticipate that our common stock will be quoted on the OTC Pink marketplace, but there can be no assurance of any quotation of, or market for, our common stock.
Stockholders who continue as our stockholders after the reverse stock split will not receive or have access to the same financial and other business information about us that they would if we continued to make public disclosures pursuant to the Exchange Act. We anticipate, however, that the Company will continue to make available quarterly and annual financial information on our website. Also, stockholders will continue to have the right, upon written request, to receive certain information in appropriate circumstances, to the extent provided by the Delaware General Corporation Law, including, for example, the right to view and copy our stock ledger, a list of our stockholders and other books and records, provided that the requesting party is a stockholder, makes the request in the form required by statute, and does so for a proper purpose.
Our Board of Directors also believes that, following the transaction, the remaining stockholders will benefit from the savings in direct and indirect operating costs to the Company resulting from us no longer being required to maintain our public reporting company status, as described above. Our continuing stockholders, including our unaffiliated stockholders, will be the beneficiaries of these savings. See “Special Factors—Purposes of and Reasons for the Reverse Stock Split” beginning on page 13. Remaining stockholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.
Effects on the Affiliated Remaining Stockholders
Our affiliates, consisting of directors, executive officers and 10% stockholders, will participate in the reverse stock split to the same extent as non-affiliates.
Upon the effectiveness of the reverse stock split, the aggregate number of shares of our common stock owned by our current directors, executive officers and 10% stockholders will be reduced proportionately by the reverse stock split ratio of 1-for-1,000 and the ownership percentage of the shares of our common stock held by our current directors, executive officers and 10% stockholders will change from 46.3% to 46.2%, decreasing as a result of the disposition of stock options and other equity awards in the spinoff but increasing as a result of the expected reduction of the number of shares of our common stock outstanding in the reverse split. The increase in the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the reverse stock split is based on record holder information that we received as of February 28, 2014 from our transfer agent, American Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our common stock held in street name. The number of shares to be cashed out in the reverse stock split may vary from the estimate above, and the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the reverse stock split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of common stock by our stockholders prior to the effective date of the reverse stock split, and depending on the number of shares held in street name that are actually cashed out in the reverse stock split. Like all other remaining stockholders, these affiliates may also experience reduced liquidity of their shares of common stock.
As we noted above, we ultimately expect to realize recurring annual cost savings of approximately $2,500,000 as a result of the reverse stock split, which includes estimated executive and administrative time incurred in complying with public reporting company requirements. Our continuing stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors – Purposes of and Reasons for the Reverse Stock Split” beginning on page 13. Remaining stockholders will have the opportunity to participate in our future growth and earnings as we go forward as a more streamlined entity without the costs of compliance with SEC reporting requirements.
Our current directors, executive officers and 10% stockholders may have interests in the reverse stock split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. See “Special Factors– Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons" beginning on page 37.
Opinion of Roth Capital Partners, LLC
We engaged Roth to render an opinion to our Board of Directors as to the fairness, from a financial point of view, of the consideration (the “Fractional Share Consideration”) to be received pursuant to the reverse stock split by stockholders (the “Fractional Interest Stockholders”) owning fewer than 1,000 shares of common stock immediately prior to the effective date of the reverse stock split.

On November 12, 2013, during a meeting of the Board, Roth rendered an oral opinion, which was confirmed by delivery of a written opinion dated November 12, 2013, that as of that date and based upon and subject to various considerations set forth in its opinion, the Fractional Share Consideration was fair, from a financial point of view, to the Fractional Interest Stockholders.
The full text of the written opinion of Roth, dated November 12, 2013, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Roth provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions described herein.
In connection with rendering the opinion described above, Roth made such reviews, analyses and inquiries as Roth deemed appropriate, including, among other things, the following:

◦	reviewed A-Mark’s registration statement on Form S-1 (the “Registration Statement”) in connection with the spinoff, filed on November 12, 2013;

◦	reviewed a draft of this proxy statement received by Roth on November 9, 2013;

◦	reviewed certain publicly available business and financial information of the Company that Roth believed to be relevant to its inquiry;

◦	reviewed certain internal financial statements and other financial and operating data concerning the Company;

◦	reviewed certain pro forma financial forecasts relating to the Company (giving effect to the spinoff) prepared by the management of the Company (the “Company Forecasts”);

◦	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

◦	reviewed the reported prices and trading activity for the Company’s common stock;

◦	compared the financial performance of the Company, and the prices and trading activity of the Company’s common stock, with that of certain publicly traded companies Roth deemed relevant;

◦	considered publicly available financial terms of certain transactions we deemed relevant; and

◦	performed such other analyses and considered such other factors as Roth has deemed appropriate.
In arriving at its opinion, Roth, with our consent, relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information.  Further, Roth relied upon the assurances of our management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.  With respect to the financial information and projections utilized, Roth assumed that such information had been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provided a reasonable basis upon which it could make an analysis and form an opinion.  In connection with Roth’s presentation of its financial analysis and opinion, and the Board’s adoption thereof, the Board reviewed and discussed the accuracy and completeness of the financial information, forecasts, projections, assumptions and other information provided by management to Roth, with which information the Board was familiar, and the Board found Roth’s reliance on such materials to be reasonable. Roth did not make a physical inspection of our properties and facilities and did not make or obtain any valuations or appraisals of our assets and liabilities (contingent or otherwise).
Roth also assumed, with our consent, that the spinoff will be consummated in accordance with the terms set forth in the Registration Statement, that the reverse stock split will be consummated in accordance with the terms set forth in this proxy statement and that the spinoff and the reverse stock split will be in compliance with the applicable provisions of the Securities Act, the Securities Exchange Act, and all other applicable federal, state and local statutes, rules, regulations and ordinances, and that all conditions to the consummation of the spinoff and the reverse stock split will be satisfied without waiver thereof.
Events occurring after the date of Roth’s opinion may affect Roth’s opinion and the assumptions used in preparing it, and Roth did not assume any obligation to update, revise or reaffirm its opinion.
The following is a summary of the material financial analyses conducted by Roth and delivered in a presentation to our Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Roth, nor does the order of analyses described represent relative importance or weight given to those analyses by Roth. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Roth’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 11, 2013 and is not necessarily indicative of market conditions on the date of this proxy statement or thereafter.
Company Forecasts

In connection with Roth’s valuation work, the Company provided the following projected information to Roth. A more detailed version of the projections is included in the written presentations of Roth to the Company’s Board of Directors, copies of which have been included as exhibits to the Schedule 13E-3 filed by the Company with the SEC in connection with the reverse stock split.

In Thousands of Dollars

	FY 2014	FY 2015	FY 2016	FY 2017	FY 2018
Total Revenue	$175,070	$175,070	$175,070	$175,070	$175,070
Gross Profit	21,594	21,594	21,594	21,594	21,594
Operating Income	(2,180)	1,638	2,938	2,938	2,938
Net Income (Loss)	(1,935)	775	1,557	1,577	1,577
Adjusted EBITDA	(930)	2,888	4,188	4,188	4,188

Pro Forma Balance Sheet
(Thousands of dollars)	June 30, 2013
ASSETS
Current assets:
Cash	$1,532
Trade accounts receivable	12,340
Inventory, net	26,316
Prepaid expenses and other assets	1,905
Deferred tax assets	(2,364)
Total current assets	39,729

Property and equipment, net	12,695
Purchased intangibles, net	3,176
Other assets	491
Income tax receivables	1,836
Deferred tax assets	3,938
Restricted cash	602
Total assets	$62,467

LIABILITIES, REEDEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Trade accounts payable, customer deposits and consignor payables	$10,311
Accrued expenses and other current liabilities	3,791
Income taxes payable	(6,636)
Line of credit	5,857
Total current liabilities	13,323
Stack's seller note	2,686
McGaw Mortgage	6,263
Summit rare coin	200
Income tax provision - FIN 48 - Long Term	7,822
Total liabilities	30,294

Redeemable Non Controlling Interest	160

Equity:
Capital stock	32,013
Total equity	32,013
Total liabilities and equity	$62,467

Pro Forma Historical and Projected Income Statement
(Thousands of dollars)

Fiscal Year Ending June 30,					
	2013	2014E	2015P	2016P	2017P	2018P
Total Revenue	$ 198,004	$ 175,070	$ 175,070	$ 175,070	$ 175,070	$ 175,070
% growth		*(11.6)%*	*0.0 %*	*0.0 %*	*0.0 %*	*0.0 %*
Total Cost of Goods Sold	$ 178,666	$ 153,476	$ 153,476	$ 153,476	$ 153,476	$ 153,476
Gross Profit	$ 19,338	$ 21,594	$ 21,594	$ 21,594	$ 21,594	$ 21,594
% margin	*9.8 %*	*12.3 %*	*12.3 %*	*12.3 %*	*12.3 %*	*12.3 %*
Operating Expenses						
Operating Expenses, excluding D&A	$ 20,232	$ 18,180	$ 16,362	$ 16,062	$ 16,062	$ 16,062
Depreciation	980	692	692	692	692	692
Amortization	0	152	152	152	152	152
Interest Expense[1]	488	250	250	250	250	250
Total Stack's Operating Expenses	$ 21,700	$ 19,274	$ 17,456	$ 17,156	$ 17,156	$ 17,156
Stack's Operating Income	$(2,362)	$ 2,320	$ 4,138	$ 4,438	$ 4,438	$ 4,438
% margin	*(1.2)%*	*1.3 %*	*2.4 %*	*2.5 %*	*2.5 %*	*2.5 %*
Corporate Overhead Expense (Incl. McGaw)	$ 9,745	$ 4,500	$ 2,500	$ 1,500	$ 1,500	$ 1,500
Total SGI Operating Income	$(12,107)	$(2,180)	$ 1,638	$ 2,938	$ 2,938	$ 2,938
% margin	*(6.1)%*	*(1.2)%*	*0.9 %*	*1.7 %*	*1.7 %*	*1.7 %*
Total Other (Income) Expense	$ 2,725	$ 351	$ 351	$ 351	$ 351	$ 351
Pre-Tax Income	$(14,832)	$(2,531)	$ 1,287	$ 2,587	$ 2,587	$ 2,587
Income Tax Expense (Benefit)	$ 0	$(1,007)	$ 512	$ 1,030	$ 1,030	$ 1,030
Net Income (Loss) from Continued Operations	$(14,832)	$(1,524)	$ 775	$ 1,557	$ 1,557	$ 1,557
Income (Loss) from Discontinued Operations	$(1,326)	$(412)	$ 0	$ 0	$ 0	$ 0
Net Income (Loss)	$(16,158)	$(1,935)	$ 775	$ 1,557	$ 1,557	$ 1,557
% margin	*(8.2)%*	*(1.1)%*	*0.4 %*	*0.9 %*	*0.9 %*	*0.9 %*
SGI Adjusted EBITDA	$(11,738)	$(930)	$ 2,888	$ 4,188	$ 4,188	$ 4,188
% margin	*(5.9)%*	*(0.5)%*	*1.6 %*	*2.4 %*	*2.4 %*	*2.4 %*
Change in Working Capital		$ 2,286	$ 0	$ 0	$ 0	$ 0
Capital Expenditures		(692)	(692)	(692)	(692)	(692)

Selected Company Analysis
Roth reviewed and compared certain pro forma financial information for the Company to the corresponding financial information, ratios and public market multiples for the following publicly traded companies in the collectibles and auction services industries, which in the exercise of its professional judgment and based on its knowledge of the industries, Roth determined to be relevant to its analysis.  Although none of the following companies is identical to the Company, Roth selected these companies because they had publicly traded equity securities and were deemed to be similar to the Company in one or more respects including the nature of their business, level of profitability, historical and projected revenue growth, size and geographic location.

◦	Copart. Inc.

◦	DGSE Companies Inc.

◦	KAR Auction Services, Inc.

◦	Ritchie Bros. Auctioneers Incorporated

◦	Sotheby’s

◦	The Stanley Gibbons Group PLC

◦	Turners Auctions Limited
For purposes of this analysis, Roth analyzed, as of November 11, 2013, the ratio of Enterprise Value (defined as fully diluted market capitalization plus long-term debt, minority interest and preferred stock, less cash and cash equivalents, referred to as “EV”) to historical and estimated earnings before interest, taxes and depreciation and amortization (“EBITDA”), and the ratio of fully diluted market capitalization to historical and estimated net income (“P/E”), each for the last twelve months ("LTM") period and for calendar years 2013, 2014 and 2015 for the comparable companies.  For the comparable companies’ estimated 2013, 2014 and 2015 EBITDA and net income, Roth relied on median research analysts’ estimates as reported by Capital IQ on November 11, 2013. Certain comparable companies did not have research analyst estimates for future periods and as such, are noted as Not Applicable (“NA”). The results of the comparable company analysis are summarized as follows:

	EV/EBITDA Multiples
	LTM		2013		2014		2015
Copart. Inc.	13.1	x	12.3	x	10.9	x	10.0	x
DGSE Companies Inc.	10.2		NA		NA		NA
KAR Auction Services, Inc.	13.2		11.7		10.6		9.8
Ritchie Bros. Auctioneers Incorporated	13.2		12.7		11.8		10.3
Sotheby’s	15.8		14.9		12.2		NA
The Stanley Gibbons Group PLC	14.8		14.3		13.2		NA
Turners Auctions Limited	7.2		NA		NA		NA

High	15.8	x	14.9	x	13.2	x	10.3	x
Mean	12.5		13.2		11.7		10.0
Median	13.2		12.7		11.8		10.0
Low	7.2		11.7		10.6		9.8

	P/E Multiples
	LTM		2013		2014		2015
Copart. Inc.	22.7	x	21.7	x	18.1	x	15.8	x
DGSE Companies Inc.	NM		NA		NA		NA
KAR Auction Services, Inc.	37.0		23.8		19.8		17.1
Ritchie Bros. Auctioneers Incorporated	25.9		24.7		22.5		19.4
Sotheby’s	33.4		28.2		22.8		18.9
The Stanley Gibbons Group PLC	16.7		18.5		17.3		NA
Turners Auctions Limited	14.8		NA		NA		NA

High	37.0	x	28.2	x	22.8	x	19.4	x
Mean	25.1		23.4		20.1		17.8
Median	24.3		23.8		19.8		18.0
Low	14.8		18.5		17.3		15.8

Roth then applied the range of multiples to pro forma LTM, 2013, 2014, and 2015 EBITDA and net income of the Company. Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to the Company’s business. In particular, most of the selected companies are significantly larger than the Company and none of the selected companies have a similar history of operating losses as the Company.  Accordingly, Roth’s comparison of selected companies to the Company and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and the Company. In particular, Roth compared (i) the mean and median enterprise values of the selected companies of $2.4 billion and $2.2 billion, respectively, to the Company’s implied enterprise value, based on the Fractional Share Consideration, of approximately $29.7 million, (ii) the mean and median LTM EBITDA of the selected companies of $174.1 million and $163.5 million, respectively, to the Company’s pro forma LTM EBITDA loss of $11.7 million, and (iii) the mean and median total assets of the selected companies of $1.4 billion and $2.2 billion, respectively, to the Company’s pro forma total assets of $62.5 million. Based on the significantly smaller size of the Company relative to the selected companies in terms of implied enterprise value, LTM EBITDA and total assets, it was Roth’s professional judgment to apply a 20% discount to the implied equity value derived from applying the selected companies’ multiples to the Company’s financial metrics.
Because the Company's projected pro forma EBITDA and net income for the LTM period and certain projected periods was negative, Roth determined that a multiples analysis for such periods were not meaningful (“NM”), as any values derived would imply a negative price per share. The results of the analysis, on a per share basis, are summarized in the table below:

	Summary of Selected Company Analysis Implied Per Share Equity Value Range
	LTM		2013		2014		2015
	Low	High	Low	High	Low	High	Low	High
EV / EBITDA	NM	NM	NM	NM	NM	NM	$0.65	$0.69
P / E	NM	NM	NM	NM	NM	NM	0.47	0.57

Precedent Transactions Analysis
Roth analyzed certain information related to selected transactions in the collectibles and auction services industries from February 2005 to September 2013.  Roth selected the transactions (identified below) because, in the exercise of its professional judgment, it determined the targets in such transactions were relevant companies with operations and financial performance similar to the Company. Roth reviewed the implied Enterprise Values of the selected companies, calculated as market capitalization plus long-term debt, minority interest and preferred stock, less cash and cash equivalents, as a multiple of their LTM EBITDA as reported prior to the transaction. The selected transactions analyzed are presented in the following table:

Announcement Date	Acquirer	Target	EV / LTM EBITDA

September 2013	The Stanley Gibbons Group	Noble Investments	16.3	x
June 2013	Copart	Recovery Services	NA
May 2013	Spectrum Group International	Stack’s-Bowers Numismatics	NA
October 2012	The Stanley Gibbons Group	StampWants.com	NA
May 2012	Liquidity Services	GoIndustry DoveBid	NA
May 2012	Ritchie Bros. Auctioneers	AssetNation	NM
August 2011	ADESA	Openlane	NA
June 2011	DGSE Companies	Southern Bullion Coin & Jewelry	NA
May 2011	Start Today	Crown Jewel	NA
May 2011	Liquidity Services	TruckCenter.com	NA
March 2011	USS Co. Ltd., iKco., Ltd.	Japan Bike Auction Co.	NA
December 2010	Spectrum Group International	Stack’s-Bowers Numismatics	NM
November 2010	Ratos AB	KVD-Kvarndammen Bilauktioner AB	NA
November 2010	CoreLogic	RealtyBid	NA

August 2010	The Stanley Gibbons Group	Benham Collectibles	3.5
April 2007	Copart	Universal Salvage	14.0
December 2006	Goldman Sachs Group	ADESA	9.9
November 2006	Management Buyout	Hometown Auto Retailers	8.0
July 2006	DGSE Companies	Superior Galleries	NM
April 2006	eBay	Tradera	NA
February 2005	Kelso & Company, and Parthenon Capital Partners	Insurance Auto Auctions	10.9
February 2001	eBay	iBazar	NA
June 2000	ADESA	Canadian Auction Group	NA

		High	16.3	x
		Mean	10.4
		Median	10.4
		Low	3.5

Roth then applied range of multiples found in the precedent transactions listed above to the Company’s pro forma LTM EBITDA.  The results of this analysis are summarized in the table below. Because the Company generated negative pro forma EBITDA during the relevant valuation period, the per share values derived from applying the multiples to the Company’s LTM EBITDA are negative and are therefore not meaningful.

Implied Per Share Equity Value Range
EV / LTM EBITDA	$	NM	$	NM

Discounted Cash Flow Analysis
Roth performed an illustrative discounted cash flow analysis for the Company based on the Company Forecasts and the Company’s publically available financial information to determine a range of pro forma values per share of Company common stock. Roth conducted its discounted cash flow analysis using estimated unlevered free cash flows (calculated as operating income minus taxes, plus depreciation and amortization, plus interest and other income, plus or minus changes in net working capital minus capital expenditures per the Company Forecasts) for the Company for each of the fiscal years ending 2014 through 2018. The cash flows were discounted to June 30, 2013 by assuming mid-year convention and using illustrative discount rates ranging from 12.0% to 14.0%, reflecting estimates of the Company’s weighted average cost of capital. Roth then calculated an illustrative range of terminal values for the Company using the perpetuity growth method. Roth first calculated terminal values for the Company as of June 30, 2018 by applying perpetuity growth rates ranging from 2.0% to 3.0% to the estimated unlevered free cash flow for the fiscal year 2018 per the Company Forecasts. Roth then discounted these terminal values to June 30, 2013 using the same range of discount rates described above. Roth then aggregated the present values of the illustrative terminal values with the present values of the illustrative unlevered free cash flows for the fiscal years ending 2014 through 2018 to derive illustrative enterprise values for the Company and then subtracted the Company’s pro forma net debt as of June 30, 2013 of $9.1 million to calculate the implied range of equity values for the Company. Roth then divided such implied equity values by the number of fully diluted common shares outstanding as of June 30, 2013. This analysis, based on the Company Forecasts and the Company’s publically available financial information resulted in a range of illustrative per share values of $0.30 to $0.48.

Certain variables used by Roth in the weighted average cost of capital analysis changed between Roth’s preliminary analysis presented on October 24, 2013 and its final report and analysis dated November 12, 2013. The change in the calculated weighted average cost of capital, however, was entirely driven by relatively small changes in the selected companies’ betas, specifically DGSE Companies (change from 0.99 to 0.74) and Sotheby’s (change from 2.19 to 1.98).  Although this had the effect of reducing the calculated weighted average cost of capital from 13.0% to 12.5%, Roth determined that the appropriate range of discount rates for its discounted cash flow analysis should remain as 12.0% to 14.0%, and as a result, there was no change to the range of per share values.
Miscellaneous
Roth has consented to the unconditional inclusion of its fairness opinion in this proxy statement.

The preparation of a financial opinion such as a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.  No single result or method of analysis, including whether or not a specific result or analysis compared favorably to the Fractional Share Consideration, was dispositive of Roth’s opinion.  Rather, in arriving at its opinion, Roth considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered.  Roth believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion.  In addition, Roth may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Roth’s view of the actual value of the Company. In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of the Company.

The Fractional Share Consideration was determined and approved by the Company’s board of directors. The decision to proceed with the reverse stock split was solely that of the Company’s board of directors. As described above, Roth’s opinion and analyses was only one of many factors considered by the Company’s board of directors in its evaluation of the reverse stock split and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the reverse stock split.

Roth, as part of its investment banking business, is regularly engaged in the valuation of entities’ businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.  Roth is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.  In the ordinary course of business, Roth and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and for the accounts of customers, equity securities of the Company, and, accordingly, may at any time hold a long or a short position in such securities.

Roth has in the past, is currently providing and may in the future provide investment banking and other financial services to the Company and A-Mark for which is has received and would expect to receive compensation, including rendering a fairness opinion in connection with the Company’s repurchase of shares of the Company’s common stock held by Afinsa Bienes Tangibles, S.A. and Auctentia, S.L. and shares of the Company’s subsidiary, Spectrum PMI, Inc. held by Auctentia, S.L., as well as providing the Company with general financial advisory services.
Roth was engaged by the Company in connection with the spinoff and the reverse split.  In connection with this engagement, the Company has agreed to pay Roth an aggregate fee of $275,000, of which $75,000 was paid upon delivery of Roth’s opinion, $175,000 was payable upon delivery of an opinion as to the solvency of the Company immediately after and giving effect to the spinoff, as well as a $25,000 financial advisory fee, which was contingent upon the consummation of the spinoff.  The Company has also agreed to indemnify Roth against certain liabilities, and to reimburse Roth for certain expenses, up to $20,000, which are related to or result from Roth’s engagement.  The total compensation received or to be received as a result of the relationship between Roth, its affiliates and/or unaffiliated representatives, on the one hand, and the Company and its affiliates, on the other hand, during the past two years, exclusive of the amounts receivable in connection with the current engagements as set forth above, was $245,000.
The full text of Roth’s written opinion dated November 12, 2013 is attached as Annex B to this proxy statement. You should read this document carefully and in its entirety.
The Spinoff Transaction
On October 15, 2013, the Company announced its plan to spinoff of its subsidiary A-Mark into a publicly traded company independent from the Company, to be accomplished by means of a pro rata dividend to the Company’s stockholders.

A-Mark is a full-service precious metals trading company, and an official distributor for many government mints throughout the world. It offers gold, silver, platinum and palladium in the form of bars, plates, powder, wafers, grain, ingots and coins. A-Mark services manufacturers and fabricators of products utilizing or incorporating precious metals, and also deals in over 200 coin and bar products in a variety of weights, shapes and sizes for distribution to dealers and other qualified purchasers. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases product directly from the U.S. Mint, and also purchases product from other sovereign mints for sale to its customers. Through A-Mark’s subsidiary Collateral Finance Corporation, a licensed California Finance Lender, A-Mark offers loans collateralized by numismatic and semi-numismatic coins and bullion to coin and metal dealers, investors and collectors. Through its Transcontinental Depository Services subsidiary, it offers a variety of managed storage options for precious metals products to financial institutions, dealers, investors and collectors around the world.

On March 14, 2014, the distribution date, each Company stockholder received one share of A-Mark common stock for every four shares of Company common stock held as of the close of business on the record date of February 12, 2014. No fractional shares of A-Mark common stock were distributed, and cash was distributed in lieu of fractional shares. The A-Mark common stock is listed on the NASDAQ Global Select Market under the symbol “AMRK.”

The Company’s Board of Directors determined that pursuing a disposition of A-Mark through a spinoff was in the best interests of the Company and its stockholders, and that separating A-Mark from the Company would provide, among other things, operational, managerial and market benefits to both A-Mark and the Company.

The prior occurrence of the spinoff was a condition to the reverse stock split. However, while the reverse split was conditioned on the prior occurrence of the spinoff, our Board of Directors did not condition the spinoff on the effectiveness of the reverse stock split. Also, while the reverse stock split cannot be effected without the vote of our stockholders to approve amendments to our Certificate of Incorporation, no vote of our stockholders was required to approve the spinoff, and the Company did not put the spinoff to a vote of stockholders.

Conduct of Our Business after the Reverse Stock Split
Except as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, a sale or transfer of any material amount of our assets, a change in management, a material change in our indebtedness or capitalization, or any other material change in our corporate structure or business.
The spinoff will have various material effects on the conduct of our business. In addition to the separation of the A-Mark precious metals business, certain changes to our management will occur upon the effectiveness of the reverse stock split. Mr. Gregory Roberts, our Chief Executive Officer and President, will resign his position with the Company and will continue as chief executive officer of A-Mark. However, he will be seconded to the Company by A-Mark under the terms of a secondment agreement pursuant to which he will continue to perform executive services for the Company for a period of time. Ms. Carol Meltzer will also resign her executive position as our General Counsel, Executive Vice President and Corporate Secretary with the Company but will continue to perform services for the Company pursuant to a secondment agreement.
Following the spinoff, there was a change to the composition of our Board of Directors, and we anticipate there will also be changes in the composition of our Board following the reverse stock split. Mr. Benjamin resigned as a director of the Company effective upon the spinoff and his appointment as a director of A-Mark. While Mr. Roberts will remain a director of the Company following the reverse stock split, all of the Company’s independent directors, other than Antonio Arenas, are expected to tender their resignations effective as of the filing of the Form 15 to deregister our common stock under the Exchange Act. Such directors became directors of A-Mark upon consummation of the spinoff.  Mr. Arenas tendered his resignation as a director on February 26, 2014, effective upon the second closing under the Purchase Agreement, dated the same date, pursuant to which the Company agreed to purchase all shares of the Company’s common stock held by Afinsa and Auctentia.   Also, it is anticipated that Ms. Meltzer will join our Board of Directors effective as of the filing of the Form 15 to deregister our common stock under the Exchange Act.

Except as described in this proxy statement with respect to the use of funds to finance the reverse stock split and related costs and our plans to deregister our common stock under the Exchange Act, the reverse stock split is not anticipated to have a material effect upon the conduct of our collectibles business. We expect to conduct our collectibles business and operations after the effective date of the reverse stock split in substantially the same manner as currently conducted. We intend, however, to continue to evaluate and review our businesses, properties, management and other personnel, corporate structure, capitalization and other aspects of our operations in the same manner as we historically have from time to time, and to make such changes as we consider appropriate. We also intend to continue to explore from time to time acquisitions and other business opportunities to expand or strengthen our businesses, as we have done in the past. In that regard, we may review proposals or may propose the acquisition or disposition of assets or other changes in our business, corporate structure, capitalization, management or other changes that we then consider to be in our best interests and in the best interests of continuing stockholders after the reverse stock split. There are currently no plans to enter into any proposals or agreements that require stockholder approval.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described herein, possibly on a retroactive basis. This summary only addresses stockholders who hold their common stock as a capital asset. This section does not apply to a stockholder that is a member of a special class of holders subject to special rules, including, without limitation, financial institutions, regulated investment companies, real estate investment trusts, holders who are dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, holders that received their common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons liable for alternative minimum tax, holders who hold their common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, or holders whose functional currency is not the U.S. dollar. This summary does not address tax considerations arising under any U.S. federal estate, gift or other non-income tax laws or under any state, local or foreign laws. This summary is not binding on the Internal Revenue Service (the “IRS”) or any court, and there is no assurance that the IRS or a court will not take a contrary position.
 A “U.S. Holder” is a beneficial owner of common stock that, for U.S. federal income tax purposes, is: (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a valid election is in effect under applicable Treasury Regulations for the trust to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of common stock other than a U.S. Holder, a partnership or an entity treated as a partnership for U.S. federal income tax purposes. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner with respect to the reverse stock split generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of the reverse stock split.
THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE TRANSACTION TO SUCH HOLDER.
Tax Consequences of the Reverse Stock Split to U.S. Holders
Stockholders Not Receiving Cash in the Reverse Stock Split
A U.S. Holder that does not receive any cash in the reverse stock split generally should not recognize any gain or loss with respect to the reverse stock split for U.S. federal income tax purposes, and generally should have the same adjusted tax basis and holding period in its common stock as such holder had immediately prior to the reverse stock split. Our directors and executive officers will continue to own shares of common stock after the reverse stock split.
Stockholders Receiving Cash in Exchange for Common Stock in the Reverse Stock Split
A U.S. Holder’s receipt of cash in exchange for common stock in the reverse stock split generally will be a taxable transaction to such holder for U.S. federal income tax purposes. Under the stock redemption rules of Section 302 of the Code (referred to herein as the “Section 302 tests”), a U.S. Holder’s exchange of common stock for cash in the reverse stock split generally should be treated as a “sale or exchange” of such stock if the exchange (1) results in a “complete termination” of such holder’s interest in us, (2) is “substantially disproportionate” with respect to such holder or (3) is “not essentially equivalent to a dividend” with respect to such holder. Each of the Section 302 tests is described in more detail below.
In determining whether any of the Section 302 tests is satisfied, a U.S. Holder must take into account both common stock actually owned by such holder and any common stock considered as owned by such holder by reason of certain constructive ownership rules in the Code. Under these rules, a U.S. Holder generally will be considered to own common stock which such holder has the right to acquire pursuant to the exercise of an option or warrant or by conversion or exchange of a security. A U.S. Holder generally will also be considered to own common stock that is owned (and, in some cases, constructively owned) by some members of such holder’s family and by some entities (such as corporations, partnerships, trusts and estates) in which such holder, a member of such holder’s family or a related entity has an interest.
If any of the Section 302 tests is satisfied with respect to a U.S. Holder, and the exchange of common stock for cash in the reverse stock split is therefore treated as a sale or exchange for U.S. federal income tax purposes, such holder generally should recognize gain or loss equal to the difference between the amount of cash received by such holder and such holder’s adjusted tax basis in the common stock exchanged in the reverse stock split. Gain or loss must be calculated separately with respect to each block of shares of common stock exchanged in the reverse stock split. Any gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the shares of common stock have been held for more than one year on the date of the reverse stock split. Currently, the maximum long-term capital gain rate for individual U.S. Holders is 20%; certain individual U.S. Holders may be subject to an additional 3.8% Medicare tax. Certain limitations apply to the deductibility of capital losses.
Conversely, if none of the Section 302 tests is satisfied with respect to a U.S. Holder, such holder generally should be treated as having received a distribution from us in an amount equal to the cash received by such holder in the reverse stock split, in which case the distribution may be taxable as a dividend to the extent of such holder's share of our earnings and profits. We cannot determine prior to the consummation of the reverse stock split the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution to be treated as a dividend for U.S. federal income tax purposes. To the extent that the amount of a distribution received by a U.S. Holder with respect to the reverse stock split exceeds such holder’s share of our current and accumulated earnings and profits, the excess generally should be treated as a tax-free return of capital to the extent of such holder’s adjusted tax basis in the common stock exchanged in the reverse stock split and any remainder generally should be treated as capital gain from the sale or exchange of the common stock. If certain holding period and other requirements are satisfied, dividends are currently taxable at a maximum rate of 20% for individual U.S. Holders; certain individual U.S. Holders may be subject to an additional 3.8% Medicare tax. To the extent that a U.S. Holder’s exchange of common stock for cash in the reverse stock split is treated as a dividend, such holder’s adjusted tax basis in the common stock exchanged therefor may be added to the tax basis of any common stock treated as retained by such holder.
A corporate U.S. Holder that does not satisfy any of the Section 302 tests and is treated for U.S. federal income tax purposes as receiving a dividend in the reverse stock split may be eligible for the dividends received deduction, subject to certain limitations. In addition, any amount received by a corporate U.S. Holder that is treated as a dividend for U.S. federal income tax purposes generally will constitute an “extraordinary dividend” under Section 1059 of the Code, and result in the reduction of tax basis in such holder’s common stock or in gain recognition to such holder in an amount equal to the non-taxed portion of the dividend. Each corporate stockholder is urged consult its own tax advisor as to the tax consequences of dividend treatment to such holder with respect to its receipt of cash in the reverse stock split.
Section 302 Tests
A U.S. Holder’s exchange of common stock for cash in the reverse stock split must satisfy one of the following tests to be treated as a sale or exchange for U.S. federal income tax purposes:

•
Complete Termination. A U.S. Holder’s exchange of common stock for cash in the reverse stock split generally will result in a “complete termination” of such holder’s interest in us if, in connection with the reverse stock split, either (i) all of the common stock actually and constructively owned by such holder is exchanged for cash, or (ii) all of the shares of common stock actually owned by such holder is exchanged for cash, and, with respect to constructively-owned shares of common stock, such holder is eligible to waive (and effectively waives) constructive ownership of all such common stock under procedures described in Section 302(c) of the Code.

•
Substantially Disproportionate Redemption. A U.S. Holder’s exchange of common stock for cash in the reverse stock split generally will be “substantially disproportionate” with respect to such holder if, among other things, immediately after the exchange (i.e., treating all common stock exchanged for cash in the reverse stock split as no longer outstanding), (i) such holder’s percentage ownership of our voting stock is less than 80% of such holder’s percentage ownership of our voting stock immediately before the exchange (i.e., treating all common stock exchanged for cash in the reverse stock split as outstanding), and (ii) such holder owns less than 50% of the total combined voting power of all classes of our stock entitled to vote. For purposes of these percentage ownership tests, a holder will be considered as owning common stock owned directly as well as indirectly through application of the constructive ownership rules described above.

•
Not Essentially Equivalent to a Dividend. In order for a U.S. Holder’s exchange of common stock for cash in the reverse stock split to qualify as “not essentially equivalent to a dividend,” such holder must experience a “meaningful reduction” in its proportionate interest in us as a result of the exchange, taking into account the constructive ownership rules described above. Whether a U.S. Holder’s exchange of common stock pursuant to the reverse stock split will result in a “meaningful reduction” of such holder’s proportionate interest in us will depend on such holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder (for example, less than 1%) in a publicly-held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.”

Each stockholder is urged to consult its own tax advisor as to the application of the Section 302 tests to such stockholder under its particular circumstances.
Tax Consequences of the Reverse Stock Split to Non-U.S. Holders
The U.S. federal income tax rules applicable to Non-U.S. Holders are complex, and the following is a limited summary of some general rules applicable to certain Non-U.S. Holders with respect to the reverse stock split. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the U.S. federal, state, local and foreign tax consequences to such holder of the reverse stock split.
A Non-U.S. Holder that does not receive any cash in the reverse stock split generally should not recognize any gain or loss with respect to the reverse stock split for U.S. federal income tax purposes.

A payment to a Non-U.S. Holder in the reverse stock split that is treated as a distribution to such holder with respect to its common stock generally will be subject to U.S. federal income tax withholding at a 30% rate. Accordingly, as described below, the transfer agent will withhold 30% of any gross payments made to a Non-U.S. Holder with respect to the reverse stock split, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable.
If a Non-U.S. Holder’s exchange of common stock for cash in the reverse stock split is treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes, such holder generally should not be subject to U.S. federal income tax on the exchange, unless (1) in the case of a nonresident alien individual, the individual is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are satisfied, (2) the gain is effectively connected with a U.S. trade or business of such holder, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by such holder in the United States, or (3) we are or have been a United States real property holding corporation (a “USRPHC”) and certain other requirements are satisfied. A Non-U.S. Holder that is a corporation and whose gain is effectively connected with the conduct of a trade or business within the United States also may be subject to a branch profits tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). We do not believe that we are (or have been) a USRPHC within the last five years.
U.S. Federal Income Tax Withholding Requirements for All Stockholders
As stated above, the transfer agent will withhold U.S. federal income taxes equal to 30% of any gross payments made to a Non-U.S. Holder with respect to the reverse stock split, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a Non-U.S. Holder claiming a reduction in (or exemption from) such tax must provide the transfer agent with a properly completed IRS Form W-8BEN claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the Non-U.S. Holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides the transfer agent with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.
In addition, to prevent backup U.S. federal income tax withholding equal to 28% of the gross payments made to a stockholder in the reverse stock split, each U.S. Holder who does not otherwise establish an exemption from backup withholding must provide the transfer agent with such holder’s correct taxpayer identification number (“TIN”) or certify that such holder is awaiting a TIN, and provide certain other information by completing, under penalties of perjury, the Substitute Form W-9 included in the letter of transmittal. Non-U.S. Holders should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the transfer agent, in order to avoid backup withholding with respect to payments made to such holders in the reverse stock split.
Tax Consequences of the Reverse Stock Split to the Company
The reverse stock split generally should be treated as a tax-free “recapitalization” for U.S. federal income tax purposes, in which case the Company should not recognize any gain or loss for such purposes. Under the Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change net operating losses (“NOLs”) and certain other tax assets that the corporation may utilize after the ownership change to offset future taxable income. For this purpose, an ownership change generally occurs when there is a cumulative change of greater than 50% in a corporation’s stock ownership within a three-year period. Similar limitations also apply for state and local income tax purposes. The Company experienced an ownership change in 2012, at which time it had state (but no federal) NOLs. As a result of the ownership change, the Company’s ability to utilize its pre-change state NOLs is limited. The reverse stock split, together with all other changes in the Company’s stock ownership subsequent to the 2012 ownership change during the current testing period, will count towards determining whether the Company experiences another ownership change.
Potential Conflicts of Interests of Officers, Directors and Certain Affiliated Persons
Our current directors, executive officers and 10% stockholders may have interests in the reverse stock split that are different from your interests as a stockholder, and have relationships that may present conflicts of interest. While our Board of Directors recommends a vote “FOR” the reverse stock split, to the Company’s knowledge, none of the Company’s affiliates has made a recommendation, in their individual capacities, either in support of or opposed to the reverse stock split. Our current directors, executive officers and 10% stockholders have indicated that they intend to vote the shares of our common stock for which they hold or share voting power (13,464,315 shares or 45.5% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the reverse stock split.
Upon the effectiveness of the reverse stock split, the aggregate number of shares of our common stock owned by our current directors, executive officers and 10% stockholders will be reduced proportionately by the reverse stock split ratio of 1-for-1,000 and the ownership percentage of the shares of our common stock held by our current directors, executive officers and 10% stockholders will change from 46.3% to 46.2% as a result of the reduction of the number of shares of our common stock outstanding. The increase in the ownership percentage of our shares of common stock held by our current directors, executive officers and 10% stockholders and the reduction in the number of shares outstanding following the completion of the reverse stock split is based on record holder information that we received as of February 28, 2014 from our transfer agent, American Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our common stock held in street name. The number of shares to be cashed out in the reverse stock split may vary from the estimate above, and the ownership percentage of our shares of common stock held by our directors, executive officers and 10% stockholders and the ownership percentage of the continuing stockholders after the reverse stock split will proportionally increase or decrease as a result of purchases, sales and other transfers of our shares of common stock by our stockholders prior to the effective date of the reverse stock split, and depending on the number of street name shares that are actually cashed out in the reverse stock split. See “Special Factors – Effects of the Reverse Stock Split – Effects on the Affiliated Remaining Stockholders” beginning on page 25.
Directors, executive officers and any stockholders who own more than 10% of our outstanding common stock will experience certain advantages after the reverse stock split in that they will be relieved of certain SEC reporting requirements and “short-swing profit” trading provisions under Section 16 of the Exchange Act and information regarding their compensation and stock ownership will no longer be publicly available. In addition, by deregistering the common stock under the Exchange Act subsequent to the consummation of the reverse stock split, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act, from making personal loans to our directors or executive officers. However, we do not have a present intention of making personal loans to our directors or executive officers, and the ability to make such loans was not a reason considered by the Board of Directors in evaluating the benefits of the reverse stock split.
In addition, prior to the spinoff, certain members of the current Board of Directors and certain of our executive officers held options to acquire shares of our common stock or restricted stock units (“RSUs”) settleable by issuance of our common stock. These equity awards were replaced and adjusted in connection with the spinoff of A-Mark to relate solely to A-Mark common stock, so that at the time of the reverse stock split our directors and executive officers will hold no equity awards. Equity awards held by other employees of the Company and its subsidiaries likewise will be replaced and adjusted to become equity awards relating solely to A-Mark common stock in connection with the spinoff. The Company does not anticipate granting any other equity awards before the reverse stock split occurs. Therefore, the reverse split will have no effect on stock options or other equity awards. Under the Company's equity-based compensation plan, the number of shares reserved for issuance and any maximum number of shares with respect to which equity awards may be granted to any participant will be reduced proportionately based on the reverse stock split ratio of 1-for-1,000.
As of February 28, 2014, our current directors and executive officers held the following options and other equity awards relating to our common stock:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration	Stock
Name	Exercisable	Unexercisable	Price	Date	Awards
Jeffrey D. Benjamin	100,000	400,000 (1)	2.00	10/25/2022	--
Gregory N. Roberts	100,000	--	2.00	2/15/2023	--
	100,000	--	2.50	2/15/2023
	100,000	--	3.00	2/15/2023
	22,500	--	14.22	3/31/2014
Paul Soth	--	-- (2)	--		75000
Carol Meltzer	30,000	30,000 (3)	2.10	2/4/2023	--
	22,500	--	14.22	3/31/2014

(1)    These options vest and become exercisable as to 100,000 shares on October 25 in each of the years 2014, 2015, 2016 and 2017.
(2)    These RSUs vest on June 30, 2015 and will be settled promptly upon vesting.
(3)    These options vest and become exercisable as to 30,000 shares on July 1, 2014.

Except as described above in this section, none of our affiliates has any interest, direct or indirect, in the reverse stock split other than interests arising from the ownership of securities where those affiliates receive no extra or special benefit not shared on a pro rata basis by all other holders of our common stock. In particular, there are no agreements with affiliates to purchase common stock upon consummation of or subsequent to the reverse stock split or otherwise with respect to the reverse stock split. However, as a practical matter none of the Company's affiliates will be cashed out as a result of the reverse split, because all of the affiliates hold in excess of 1,000 shares.
The information in this section is provided with respect to our directors and executive officers as of February 28, 2014. As described above, there were changes to our management as a result of the spinoff. Mr. Benjamin resigned as a director of the Company effective upon the spinoff and his appointment as a director of A-Mark. Mr. Roberts was appointed as Chairman of the Board upon Mr. Benjamin’s resignation.  In addition, effective as of the filing of the Form 15 to deregister our common stock under the Exchange Act, (1) Mr. Gregory Roberts, our Chief Executive Officer and President, will resign his position with the Company (but will be seconded to the Company by A-Mark under the terms of a secondment agreement pursuant to which he will continue to perform executive services for the Company for a period of time); (2) Ms. Carol Meltzer will also resign her executive position as our General Counsel, Executive Vice President and Corporate Secretary with the Company (but will also continue to perform services for the Company pursuant to the secondment agreement); and (3) all of the Company’s directors will resign as directors of the Company, other than Mr. Roberts, who will remain a director of the Company, and Mr. Arenas, who tendered his resignation as a director of the Company on February 26, 2014, effective upon the second closing under the Purchase Agreement, dated the same date, pursuant to which the Company agreed to purchase all shares of the Company’s common stock held by Afinsa and Auctentia.  Also, it is anticipated that Ms. Meltzer will join our Board of Directors effective as of the filing of the Form 15 to deregister our common stock under the Exchange Act.
Sources of Funds and Expenses
Because we do not know how many record and beneficial holders of our common stock will receive cash for their shares in the reverse stock split, we do not know the exact cost of the reverse stock split. However, based on information that we have received as of February 28, 2014 from our transfer agent, American Stock Transfer & Trust Company, as to our record holders, and information we have received regarding the holdings of beneficial owners of our common stock held in street name, as well as our estimates of other reverse stock split expenses, we believe that the total cash requirement of the reverse stock split to us will be approximately $600,000. This amount includes approximately $300,000 needed to cash out fractional shares (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the reverse stock split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, and the number of street name shares that are actually cashed out in the reverse stock split), approximately $225,000 of legal and financial advisory fees, approximately $25,000 of transfer agent costs and approximately $50,000 of other costs, including costs of printing and mailing to effect the reverse stock split as follows:

Legal Fees	125,000
Financial Advisor/Fairness Opinion	100,000
Payment for Fractional Shares	300,000
Transfer Agent Costs	25,000
Printing and Miscellaneous Costs	50,000
Total Expenses	$600,000

The consideration to be paid to stockholders of fewer than 1,000 shares in the reverse stock split and the other costs of the reverse stock split will be paid from cash on hand. There are no conditions to the availability of the funds for the reverse stock split, and we do not have any alternative financing arrangements or alternative financing plans with respect to the reverse stock split. No part of the funds required for the reverse stock split is expected to be borrowed.
Stockholder Approval
A majority of the outstanding shares of our common stock will constitute a quorum for the purpose of approving the amendments to our Certificate of Incorporation to effect the reverse stock split. Assuming the presence of a quorum, the affirmative vote of the holders of a majority of outstanding shares of our common stock entitled to vote at the Special Meeting is required to approve the reverse stock split. In addition, the reverse stock split is subject to the prior consummation of the spinoff of our A-Mark precious metals trading business. Our current directors, executive officers and 10% stockholders have indicated that they intend to vote the shares of our common stock for which they hold or share voting power (13,464,315 shares or 45.5% of our issued and outstanding shares eligible to vote at the Special Meeting) “FOR” the reverse stock split.
Effective Date
The reverse stock split will become effective as of the date that we amend our Certificate of Incorporation through the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware to effect the reverse stock split or on any later date that the Company may specify in such Certificate of Amendment.
We intend to effect the reverse stock split as soon as possible after the reverse stock split is approved by our stockholders, subject to final authorization by our Board of Directors and the prior consummation of the spinoff of A-Mark. Within five business days after the effective date of the reverse stock split, the Company expects that its transfer agent, American Stock Transfer & Trust Company, acting in the capacity of paying agent, will send to each stockholder of record of fewer than 1,000 shares of our common stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of fewer than 1,000 shares of our common stock held in street name, instructions, including letters of transmittal, asking them to surrender their shares. Upon proper completion, execution and return of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the transfer agent, the transfer agent will send the payments to these stockholders within five business days of receipt. Therefore, the timing of receipt of payment for these stockholders is dependent upon their proper surrender of their stock certificates and the delivery of properly prepared and executed letters of transmittal. Payment to holders of fewer than 1,000 shares who hold their shares in street name will made in accordance with the procedures of their broker, bank or other nominee. Our common stock acquired in connection with the reverse stock split will be restored to the status of authorized but unissued shares.
The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of a certification and notice of termination of registration on Form 15. The deregistration of our common stock under Section 12(g) of the Exchange Act will take effect 90 days after the filing of the Form 15. See “Special Factors – Effects of the Reverse Stock Split” beginning on page 22.
Termination of the Reverse Stock Split
Under applicable Delaware Law, the Board of Directors has a duty to act in the best interests of our stockholders. Accordingly, the Board of Directors reserves the right to abandon the reverse stock split, if for any reason the Board of Directors determines that, in the best interests of our stockholders, it is not advisable to proceed with the reverse stock split, even assuming the stockholders approve the reverse stock split by vote. Although the Board of Directors presently believes that the reverse stock split is in our best interests and has recommended a vote “FOR” each of the reverse stock split proposals, the Board of Directors nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the reverse stock split at that time. Such reasons include, but are not limited to:

•
Any change in the nature of our stockholdings prior to the effective date of the reverse stock split, which would result in us being unable to reduce the number of record holders of our shares to below 300 as a result of the reverse stock split;

•	Any change in the number of our record holders that would enable us to deregister our shares under the Exchange Act without effecting the reverse stock split;

•
Any change in the number of our shares that will be exchanged for cash in connection with the reverse stock split that would increase the cost and expense of the reverse stock split from that which is currently anticipated; or

•	Any adverse change in our financial condition that would render the reverse stock split inadvisable.
If the Board of Directors decides to withdraw the reverse stock split, whether before or after the time the Special Meeting is held, the Board of Directors will promptly notify our stockholders of the decision by public announcement. Any decision to withdraw the reverse stock split after consummation of the A-Mark spinoff would be made by the Board of Directors in office at that time.
Process for Payment for Fractional Shares
American Stock Transfer & Trust Company will act as our agent for purposes of paying for fractional shares in connection with the reverse stock split.
No service charge, brokerage commission, or transfer tax will be payable by a stockholder of fewer than 1,000 shares in connection with the cash out of shares in the reverse stock split.
If any certificate evidencing shares of our common stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us. The holder of any shares of our common stock evidenced by any certificate that has been lost or destroyed must submit:

•	the letter of transmittal sent by us;

•	the above-referenced affidavit;

•	the above-referenced indemnity agreement; and

•
any other document required by us, which may include a bond or other security satisfactory to us indemnifying us and our other persons against any losses incurred as a consequence of paying cash in lieu of issuing fractional shares of our common stock in exchange for the existing shares of our common stock evidenced or purported to be evidenced by such lost or destroyed certificate.

Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to stockholders after the effective date of the reverse stock split. In the event that the Company is unable to locate certain stockholders or if a stockholder fails to properly complete, execute, and return the letter of transmittal and accompanying stock certificate(s) to the transfer agent, any funds payable to such holders pursuant to the reverse stock split will be held in escrow until a proper claim is made, subject to applicable unclaimed property and escheat laws.
Stockholders owning fewer than 1,000 shares on the effective date of the reverse stock split will receive $0.65 (subject to any applicable U.S. federal, state and local withholding tax) for each pre-split share of common stock, without interest. Stockholders who own 1,000 or more shares at the effective date of the reverse stock split will not be entitled to receive any cash for their fractional share interests resulting from the reverse stock split, and instead will receive a fractional share to the extent required by the reverse split ratio.
For purposes of determining ownership of shares of our common stock on the effective date of the reverse stock split, such shares will be considered held by the person in whose name such shares are registered on our transfer agent’s records. We intend that stockholders holding shares of our common stock in street name will be treated in the same manner as registered stockholders whose shares are registered in their names. However, we cannot assure that this will be the case, because a nominee holding shares for stockholders that individually own beneficially less than 1,000 shares may collectively hold in excess of 1,000 shares, with the result that the shares of these stockholders will not be exchanged for cash.
Prior to the effective date of the reverse stock split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in street name. We will ask them to effect the reverse stock split for their beneficial holders holding shares of our common stock in street name. We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed out. However, these brokers, banks and other nominees may have different procedures than the Company’s procedures for registered stockholders for processing the reverse stock split. If you hold your shares in street name with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.
Within five business days after the effective date of the reverse stock split, we expect that our transfer agent will send to each holder of record of 1,000 or fewer shares of our common stock immediately prior to the reverse stock split, instructions for surrendering any stock certificates held thereby representing shares of our common stock which will be converted to a right to receive cash as a result of the reverse stock split. The instructions will include a letter of transmittal to be completed and returned to the transfer agent by the holder of such certificates, together with such certificates. Within five business days after the transfer agent receives from a holder of fewer than 1,000 shares a surrendered certificate, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the transfer agent will deliver to the person payment in an amount equal to $0.65 (subject to any applicable U.S. federal, state and local withholding tax), without interest, for each pre-split share of common stock that is represented by the fractional share.
We will also send the transmittal materials to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of fewer than 1,000 shares of our common stock immediately prior to the reverse stock split held in street name. Payment to holders of fewer than 1,000 shares who hold their shares in street name will made in accordance with the procedures of their broker, bank or other nominee.
DO NOT SEND STOCK CERTIFICATES TO US OR THE TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.

The shares we acquire in the reverse stock split will be restored to the status of authorized but unissued shares.
There will be no differences between the respective rights, such as dividend, voting, liquidation or other rights, preferences or limitations of our common stock prior to the reverse stock split and our common stock after the reverse stock split.
No Appraisal or Dissenters’ Rights
Under Delaware law, our Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to stockholders of the Company who dissent from the reverse stock split.
Escheat Laws
The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed out shares, generally will have a certain period of time from the effective date of the reverse stock split in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments will be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.
Regulatory Approvals
The Company is not aware of any material governmental or regulatory approval required for completion of the reverse stock split, other than compliance with the relevant federal and state securities laws and the Delaware General Corporation Law.
Litigation
There is no ongoing litigation related to the reverse stock split.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains certain forward-looking statements concerning, among other things, our anticipated results, and future plans and objectives that are or may be considered to be “forward-looking statements.” The words “believe”, “expect”, “anticipate”, “should”, “could” and other expressions that indicate future events and trends identify forward-looking statements. These expectations are based upon many assumptions that we believe to be reasonable, but such assumptions ultimately may prove to be materially inaccurate or incomplete, in whole or in part and, therefore, undue reliance should not be placed on them. Several factors which could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: the effects of the A-Mark spinoff on our continuing operations; the effects of changes in our executive management and the composition of our Board of Directors as a result of the spinoff and the reverse stock split; the reactions of our customers, suppliers and other persons with whom we do business prior to the spinoff and the reverse stock split; the effects of the spinoff and the reverse stock split on the market for our common stock; general global and economic conditions; and other factors recited from time to time in our filings with the SEC. In light of the uncertainty inherent in our forward-looking statements, you should not consider their inclusion to be a representation that the forward-looking statements will be achieved. In evaluating forward-looking statements, you should consider all these risks and uncertainties, together with any other risks described in our other reports and documents furnished or filed with the SEC, and you should not place undue reliance on those statements. We assume no obligation for updating any forward-looking statements, whether as a result of new information, future events, or otherwise. However, to the extent that there are any material changes in the information contained in this proxy statement, the Company will promptly disclose the changes as and to the extent required by applicable law and the rules and regulations of the SEC.

PROPOSAL NO. 1
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING SHARES
The Board of Directors is recommending that stockholders approve, subject to final action by the Board of Directors, an amendment to the Company’s Certificate of Incorporation, whereby the Company will effect a 1-for-1,000 reverse stock split of the issued and outstanding shares of common stock of the Company, such that stockholders of record who hold fewer than 1,000 shares of common stock will have such shares cancelled and converted into the right to receive $0.65 for each share of common stock held of record prior to the reverse stock split.
Annex Relating to Proposal No. 1
The form of the proposed Certificate of Amendment to the Certificate of Incorporation to effect the reverse stock split of the outstanding shares is attached to this proxy statement as Annex A.
Vote Required for Approval of Proposal No. 1
The affirmative vote the holders of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Special Meeting but will have the effect of a vote against this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF THE COMPANY'S OUTSTANDING SHARES.
PROPOSAL NO. 2
APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REDUCTION IN AUTHORIZED SHARES
The Board of Directors is recommending that stockholders approve, subject to final action by the Board of Directors, a reduction in the number of authorized shares of common stock from 40,000,000 shares to 40,000 shares and a reduction in the number of authorized shares of preferred stock, par value $0.01 per share, of the Company from 10,000,000 shares to 10,000 shares.
Approval of Proposal No, 2 is conditioned upon approval of Proposal No. 1.
Annex Relating to Proposal No. 2
The form of the proposed Certificate of Amendment to the Certificate of Incorporation to effect the reduction in authorized shares is attached to this proxy statement as Annex A.
Vote Required for Approval of Proposal No. 2
The affirmative vote the holders of a majority of all of the shares outstanding and entitled to vote on this matter will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will be counted for purposes of determining whether there is a quorum for the transaction of business at the Special Meeting but will have the effect of a vote against this proposal.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REDUCTION OF AUTHORIZED SHARES.

INFORMATION ABOUT THE COMPANY
Name and Address
The name of the Company is Spectrum Group International, Inc., a Delaware corporation. Our principal executive offices are located at 1063 McGaw Avenue, Suite 250, Irvine, CA 92614, and our telephone number is (949) 748-4800.
Market Price of Common Stock; Dividends
Our common stock is quoted on the OTCQB marketplace under the symbol “SPGZ.” The OTCQB marketplace is maintained by OTC Markets, Inc., a quotation service that collects and publishes market maker quotes for over-the-counter securities. The OTCQB marketplace is not a stock exchange or a regulated entity. The following table sets forth the high and low sales prices per share of common stock for our common stock for our two most recent fiscal years as reported on the OTCQB marketplace. The quotations below do not reflect the retail mark-up, markdown or commissions and may not represent actual transactions.

Fiscal Year Ended June 30,
2012	High	Low
First Quarter	$3.02	$2.44
Second Quarter	$2.92	$1.94
Third Quarter	$2.61	$1.98
Fourth Quarter	$2.09	$1.75

2013	High	Low
First Quarter	$1.99	$1.82
Second Quarter	$2.14	$1.75
Third Quarter	$2.34	$1.88
Fourth Quarter	$2.36	$2.00

2014	High	Low
First Quarter	$2.34	$1.98
Second Quarter	$2.43	$1.62
January 1 to March 11, 2014	$3.45	$2.29

We have not paid cash dividends on our common stock in the past and currently plan to retain earnings, if any, for use in servicing our current debt and funding the expansion of our business and for general corporate purposes.
Stockholders
As of February 28, 2014 there were approximately 727 holders of record of our common stock.
Prior Public Offerings
We have not made an underwritten public offering of our common stock for cash during the three years preceding the date of this proxy statement.
Stock Purchases

•
On September 25, 2012, the Company purchased from Afinsa and Auctentia a total of 15,609,796 shares of common stock, as a result of which the combined holdings of Afinsa and Auctentia was reduced from 57% to 9.9% of the Company’s common stock outstanding. In addition, the Company purchased from Auctentia 20% of the shares of the Company’s subsidiary Spectrum PMI, Inc., which was the holding company for the Company’s A-Mark subsidiary. The purchase of the securities was pursuant to a Securities Purchase Agreement, dated March 5, 2012, as amended, among the Company, Afinsa and Auctentia, and the aggregate purchase price, including interest and other charges, was $51.2 million. The purchase price was funded through the proceeds of a rights offering and private placement of shares of common stock, which also closed on September 25, 2012, as well as the Company’s cash on hand, resulting in a net impact to working capital of $25.6 million in cash and cash equivalents.

•
On February 8, 2013, the Company's board of directors approved a stock repurchase plan which authorizes the repurchase of up to $5 million of the Company's common stock. The authorization remains open through August 8, 2014. Purchases may be made from time to time by the Company in the open market at prevailing market prices or in privately negotiated transactions. As of December 31, 2013, 130,353 shares of common stock at a weighted average price per share of $2.00 had been repurchased by the Company under the plan.

•
On February 26, 2014, the Company entered into an agreement to purchase from Afinsa and Auctentia all shares of the Company’s common stock held by Afinsa and Auctentia, for an aggregate purchase price of $6,367,767.25, payable in cash at two closings and plus interest. The first closing under the Purchase Agreement, dated February 26, 2014, among the Company, Afinsa, Auctentia and A-Mark, occurred on February 26, 2014. On that date, the Company purchased 50% of the shares of the Company’s common stock held by Afinsa and Auctentia for $2.10 per share in cash, as a result of which the combined holdings of Afinsa and Auctentia was reduced to 5.1% of the Company’s common stock outstanding. The shares purchased by the Company at the first closing include the right to receive the shares of common stock of A-Mark distributed in respect thereof in the spinoff. Accordingly, no shares of A-Mark common stock will be issued in respect of the shares of our common stock purchased from Afinsa and Auctentia at the first closing. The second closing under the Purchase Agreement is required to occur on or prior to July 1, 2014. At the second closing, the Company will purchase the remaining 50% of the Company’s shares held by Afinsa and Auctentia for an aggregate purchase price of $985,487.79 and A-Mark will purchase the shares of A-Mark common stock distributed with respect to such shares of the Company in the spinoff for an aggregate purchase price of $2,198,395.83, in each case together with interest calculated from February 26, 2014 to the date of the second closing at the rate of 4% per annum.

Certain Information Concerning the Company, the Company’s Directors and Executive Officers
Directors
Jeffrey D. Benjamin, a director since May 2009 and Chairman of the Board (in a non-executive capacity) since September 27, 2012, has been a Senior Advisor to Cyrus Capital Partners, L.P. since 2008, where he assists with distressed investments. Mr. Benjamin also serves as a consultant to Apollo Management, L.P., a private investment fund, and from September 2002 to June 2008, Mr. Benjamin served as a senior advisor to Apollo Management, where he was responsible for a variety of investments in private equity, high yield and distressed securities. Mr. Benjamin is also a member of the Boards of Directors of Harrah’s Entertainment, Inc., Exco Resources, Inc. and Virgin Media Inc., and is a trustee of the American Numismatic Society.
Gregory N. Roberts, a director since February 2000, has served as our President and Chief Executive Officer since March 2008. Mr. Roberts previously served as the President of the Company’s North American coin division, which includes Spectrum Numismatics and A-Mark Precious Metals; Mr. Roberts had been President of Spectrum Numismatics since the early 1990s. He is also a lifetime member of the American Numismatics Association.
Antonio Arenas, a director since 2006, has served as our Executive Chairman from October 2007 to September 27, 2012. Mr. Arenas has been a Managing Director and the Chief Executive Officer of COALCA, S.A., a company involved in the sale and distribution of consumer and pharmaceutical products, and land development in the Canary Islands and mainland Spain, since 1994.
Jess M. Ravich, a director since December 2009, Mr. Ravich is group managing director and head of alternative products for The TCW Group, Inc., an international asset-management firm, which he joined in 2012. Prior to joining The TCW Group, Mr. Ravich served as a managing director and head of capital markets of Houlihan, Lokey, Howard & Zukin, Inc., an international investment bank. From 1991 through November 2009, Mr. Ravich founded and served as Chief Executive Officer of Libra Securities LLC, an investment banking firm serving the middle market. Prior to founding Libra, Mr. Ravich was an Executive Vice President of the fixed income department at Jefferies & Company, a Los Angeles based brokerage firm. Prior to Jefferies, Mr. Ravich was a Senior Vice President at Drexel Burnham Lambert, where he was also a member of the executive committee of the high-yield group. Mr. Ravich serves on the Board of Directors of The Cherokee Group, Inc. (NASDAQ: CHKE).
Joel R. Anderson, a director since October 2012, is the Chairman and Director of Anderson Media Corporation, the country’s largest distributor and merchandiser of pre-recorded music and a major distributor of books, and is also the Chairman and Director of various affiliated companies, including TNT Fireworks, the country’s largest importer and distributor of consumer fireworks; Anderson Press, a major publisher of children’s books and associated children’s product; and Whitman Publishing Company, the leading publisher of books and related products for coin collections. Mr. Anderson has served as Chairman and in other positions with Anderson Media Corporation for more than five years. Mr. Anderson has been a member of the Board of Trustees of the American Numismatic Society since 2006 and serves on its Nominating and Governance Committee. He is also a lifetime member of the American Numismatic Association. He is a principal of Stack’s LLC, the Company’s joint venture partner in Stack’s Bowers Galleries, its rare coin and currency coin auction house.
John (“Jay”) U. Moorhead, a director since June 2007, has been Managing Director of Ewing Bemiss & Co., an investment banking firm, since 2009. Prior to joining Ewing Bemiss, Mr. Moorhead was a managing director at Westwood Capital from 2005 until 2009 and MillRock Partners from 2003 until 2005, boutique investment banking firms serving private middle market and public growth companies. From 2001 to 2003, Mr. Moorhead was a corporate finance partner at C.E. Unterberg, Towbin.

Ellis Landau, a director since October 2012, is President, Treasurer and Director of ALST Casino Holdco, LLC, the holding company of Aliante Gaming, LLC, which owns and operates Aliante Station Casino + Hotel in Las Vegas, Nevada. From 2007 to 2011, Mr. Landau was a member of the Board of Directors of Pinnacle Entertainment, Inc. (NYSE:PNK), a leading gaming company. He served as Chairman of the Audit Committee and as a member of its Nominating and Governance Committee and its Compliance Committee. In 2006, Mr. Landau retired as Executive Vice President and Chief Financial Officer of Boyd Gaming Corporation (NYSE: BYD), a position he held since he joined the company in 1990. Mr. Landau previously worked for Ramada Inc., later known as Aztar Corporation, where he served as Vice President and Treasurer, as well as U-Haul International in Phoenix and the Securities and Exchange Commission in Washington, D.C.
William Montgomery, has been a director since December 2012. He is a private investor with a focus on equities and real estate. Previously, he was Executive Vice President in charge of principal investments for Libra Securities from 1999-2000. Prior thereto, he was a Managing Director at Salomon Brothers Inc. At Salomon, he was a member of the fixed income arbitrage group from 1993 to 1998 and was responsible for proprietary investments in high yield securities. He was previously a member of the Investment Banking department (1986 - 1991) and a distressed debt trader (1991 -1992).
Mr. Benjamin resigned as a director of the Company effective upon the spinoff and his appointment as a director of A-Mark. Mr. Roberts was appointed as Chairman of the Board upon Mr. Benjamin’s resignation.
Executive Officers
Carol Meltzer, has served as our Chief Administrative Officer since March 2008, our Executive Vice President since May 2006, and our General Counsel since 2004, and has provided legal services to the Company since 1995. She previously practiced law at Stroock & Stroock & Lavan LLP and Kramer Levin Naftalis & Frankel LLP.
Paul Soth, has served as our Chief Financial Officer and Executive Vice President since April 2010. Prior to that, Mr. Soth served as Director of Income Tax Processes and Systems for Harrah’s Entertainment, Inc. from August 2009 until April 2010, and as Corporate Controller and Tax Manager for Fontainebleau Resorts from August 2006 to May 2009. Mr. Soth also served as Tax Manager of Mandalay Resort Group from August 1999 to April 2005.
Arthur Hamilton, has served as our Chief Accounting Officer and Executive Vice President since December 2010. Prior to joining the Company in May 2010, Mr. Hamilton served as Senior Manager, Internal Audit, for Franklin Templeton Investments from 2009 to May 2010, and as Internal Audit Manager from 2003 to 2006. Mr. Hamilton also served as Director of Internal Audit for MGM Resorts International from 2006 to 2008, and as Director of Compliance and Treasury for Fontainebleau Resorts, LLC. during 2008 and 2009.
The Company is the “filing person” for purposes of Schedule 13E-3. The business address of each director and executive officer of the Company is c/o Spectrum Group International, Inc., 1063 McGaw Avenue, Suite 250, Irvine, CA 92614 and the business telephone number is (949) 748-4800. Neither the Company nor any of the Company’s directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the Company’s directors and executive officers is a citizen of the United States.
Transactions between the Company and Executive Officers and Directors of the Company
From time to time certain of the Company’s officers and directors purchase from or consign collectibles to the Company. Each purchase and consignment is made under substantially the same conditions that are applicable to third parties. During the years ended June 30, 2013 and 2012, the Company’s officers and directors purchased from and sold to the Company bullion and numismatic products totaling $2.9 million and $1.4 million, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT
The following tables sets forth, as of February 28, 2014 and pro forma for the reverse stock split (based on 450,000 shares anticipated to be purchased), certain information regarding the beneficial ownership of the Company’s common stock by (i) each person who has reported being a “beneficial owner” of more than five percent of the outstanding shares of Company common stock, (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. Persons and groups that beneficially own in excess of 5% of the Company’s common stock are required to file certain reports with the Company and with the SEC regarding such beneficial ownership. For purposes of the table immediately below and the table set forth under “Beneficial Stock Ownership of Management,” a person is deemed to be the beneficial owner of any shares of common stock (1) over which the person has or shares, directly or indirectly, voting or investment power, or (2) of which the person has a right to acquire beneficial ownership at any time within 60 days after February 28, 2014. Beneficial ownership information is presented as of February 28, 2014, except that, where beneficial ownership information is as of earlier dates derived from SEC filings, that fact is indicated in the footnotes to the table. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Persons and groups identified in the table have sole voting power and sole investment power over the shares, except as otherwise stated in footnotes to the table. We obtained the information provided in the following table from filings with the SEC and from representations made by the persons listed below. Except as otherwise noted in the footnotes below, each person or entity identified in the tables would have had sole voting and investment power with respect to the securities indicated in the table.

Pro forma beneficial ownership information shows beneficial ownership as though the spinoff had been completed prior to February 28, 2014, including the replacement and adjustment of outstanding Company stock options, restricted stock units and other equity awards with A-Mark equity awards, and the reverse stock split had been completed immediately before February 28, 2014. For purposes of the pro forma information, we have assumed that a total of 450,000 pre-split shares would have been cancelled as a result of the reverse stock split. Based on these assumptions, we estimate that approximately 29,160.70 shares of Company common stock would have been issued and outstanding, pro forma, at February 28, 2014. To the extent that our directors and executive officers own shares of Company common stock at the record date for the reverse stock split, they will participate in the reverse stock split on the same terms as other owners of SGI common stock.

Beneficial Ownership of Principal Stockholders, Actual and Pro Forma

Name of Beneficial Owner	Actual, at February 28, 2014		Pro Forma, assuming completion of the reverse stock split immediately before February 28, 2014
	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Afinsa Bienes Tangibles, S.A. en Liquidacion (2)	1,516,135	5.1%	1,516.135	5.2%
Joel R. Anderson (3) Charles C. Anderson Harold Anderson	2,908,068	9.8%	2,908.068	10.0%
Jeffrey D. Benjamin (4)	3,065,556	10.3%	2,965.556	10.2%
William A. Richardson (5)	4,050,918	13.7%	4,050.918	13.9%
Gregory N. Roberts (6)	3,938,080	13.2%	3,615.580	12.4%
Bank of America (7)	1,740,055	5.9%	1,740.055	6.0%

(1)
Percentages have been calculated based on 29,610,654 shares of Common Stock outstanding, actual, at February 28, 2014 and based on an estimated 29,160.70 shares of Common Stock outstanding, pro forma, at February 28, 2014.

(2)
Beneficial ownership of Afinsa Bienes Tangibles, S.A. (“Afinsa”) is based on its amended Schedule 13D filed with the SEC on February 28, 2014 reporting beneficial ownership of Company common stock at February 26, 2014. Afinsa’s beneficial ownership of Company common stock totaled 1,516,135 shares, actual, at that date, including 22,082 shares held directly and 1,494,053 shares (5.0% of the outstanding class, actual) held through its wholly-owned subsidiary, Auctentia, S.L. (“Auctentia”). Afinsa's and Auctentia’s address is Lagasca 88, 28001 Madrid, Spain.  Based on Afinsa and Auctentia’s Schedule 13D, as amended, filed with the SEC, Afinsa had sole voting power and sole dispositive power over 22,082 shares of Company common stock, actual, and Afinsa and Auctentia had shared voting power and shared dispositive power over 1,494,053 shares of Company common stock, actual. The shares beneficially owned by Afinsa and Auctentia are subject to a Purchase Agreement between Afinsa, Auctentia, the Company and A-Mark, under which such shares of Company common stock will be purchased by the Company and any shares of A-mark common stock distributed to Afinsa and Auctentia in the spinoff will be purchased by A-Mark, with such purchases to be consummated on or before July 1, 2014.

(3)
Beneficial ownership of Joel R. Anderson, Charles C. Anderson and Harold Anderson is based on their Schedule 13D filed with the SEC reporting their beneficial ownership, as a group, at September 25, 2012 and additional advice provided to the Company by Joel R. Anderson. Based on such information, the group’s beneficial ownership of Company common stock, actual, totaled 2,908,068 shares at February 28, 2014. Based on such information, Joel R. Anderson had beneficial ownership of 1,218,214 shares, Charles C. Anderson had beneficial ownership of 1,465,354 shares, and Harold Anderson had beneficial ownership of 224,500 shares, actual. The address of Joel R. and Charles C. Anderson is 202 North Court Street, Florence, Alabama 35630, and the address of Harold Anderson is 3101 Clairmont Road, Suite C, Atlanta, GA 30329.

(4)
Beneficial ownership of Jeffrey D. Benjamin is based on his Schedule 13D filed with the SEC reporting beneficial ownership of shares of Company common stock at September 25, 2012 and additional advice provided to the Company. His beneficial ownership of Company common stock, actual, totaled 3,065,556 shares at February 28, 2014, including 100,000 shares underlying exercisable options. Such beneficial ownership includes 1,000,000 shares, actual, held in a family trust as to which Mr. Benjamin neither has nor shares voting or dispositive power, as to which shares he disclaims beneficial ownership. Such beneficial ownership, actual, excludes 400,000 shares underlying options that are not currently exercisable and will not become exercisable within 60 days. At the time of the spinoff, the stock options were replaced and adjusted to be options to purchase A-Mark common stock and therefore beneficial ownership, pro forma, does not include any shares underlying such awards. The address of Mr. Benjamin is 1063 McGaw Avenue, Irvine, CA 92614.

(5)
Beneficial ownership of William A. Richardson is based on his amended Schedule 13D filed with the SEC reporting beneficial ownership of Company common stock at September 17, 2012, and additional advice provided to the Company. His beneficial ownership of Company common stock, actual, totaled 4,050,918 shares at February 28, 2014, including 3,115,755 shares owned directly by Silver Bow Ventures LLC (10.5% of the outstanding class) as to which Mr. Richardson shares voting and dispositive power with Gregory N. Roberts. The address of Mr. Richardson and Silver Bow Ventures LLC is 1063 McGaw Avenue, Irvine, CA 92614.

(6)
Beneficial ownership of Gregory N. Roberts is based on his advice to the Company regarding his beneficial ownership of Company common stock. His beneficial ownership of Company common stock, actual, totaled 3,938,080 shares at February 28, 2014, including 499,825 shares as to which Mr. Roberts shares voting and dispositive power with his wife; 3,115,755 shares owned directly by Silver Bow Ventures LLC (10.5% of the outstanding class) as to which Mr. Roberts shares voting and dispositive power with William Richardson; and 322,500 shares issuable to Mr. Roberts upon exercise of currently exercisable options, as to which Mr. Roberts has sole voting and sole dispositive power.  At the time of the spinoff, the stock options were replaced and adjusted to be options to purchase A-Mark common stock, and therefore beneficial ownership, pro forma, does not include any shares underlying such awards. The address of Mr. Roberts is 1063 McGaw Avenue, Irvine, CA 92614.

(7)
Beneficial ownership of Bank of America Corporation (“BOA”) is based on its Schedule 13G filed with the SEC on February 19, 2014 reporting beneficial ownership as of December 31, 2013. BOA’s Schedule 13G, which was filed on behalf of BOA and its wholly owned subsidiaries Bank of America N.A. and Merrill Lynch Pierce Fenner & Smith, Inc., reported that BOA had shared voting power over 1,739,280 shares of Company common stock, actual, and shared dispositive power over 1,740,055 shares of Company common stock, actual. BOA’s address is Bank of America Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255.

Beneficial Ownership of Management, Actual and Pro Forma

Name and Address of Beneficial Owner	Actual, at February 28, 2014		Pro Forma, assuming completion of the reverse stock split immediately before February 28, 2014
	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)	Amount of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Joel R. Anderson (2)	2,908,068	9.8%	2,908.068	10.0%
Antonio Arenas	*	*	*	*
Jeffrey D. Benjamin (3)	3,065,556	10.3%	2,965.556	10.2%
Arthur Hamilton	*	*	*	*
Ellis Landau	716,102	2.4%	716.102	2.5%
William Montgomery (4)	994,650	3.4%	994.650	3.4%
John U. Moorhead	73,119	*	73.119	*
Jess M. Ravich	1,028,906	3.5%	1,028.906	3.5%
Gregory N. Roberts (5)	3,938,080	13.2%	3,615.580	12.4%
Carol Meltzer (6)	256,107	*	203.607	*
Paul Soth	23,564	*	23.564	*
All directors and executive officers as a group (11 persons)	13,004,152 (7)	43.2%	12,529.152 (7)	43.0%
* Less than 1%.

(1)	See footnote (1) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(2)	See footnote (3) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(3)	See footnote (4) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(4)
Includes 710,980 shares of Company common stock, actual, held in a trust as to which Mr. Montgomery has no voting power and limited dispositive power, and as to which shares Mr. Montgomery disclaims beneficial ownership.

(5)	See footnote (6) to the table under the caption “Beneficial Ownership of Principal Stockholders” above.

(6)
Beneficial ownership, actual, includes 52,500 shares underlying options that are currently exercisable, but excludes 30,000 shares underlying options that are not currently exercisable and will not be exercisable within 60 days. At the time of the spinoff, stock options were replaced and adjusted to be awards solely relating to A-mark, and therefore beneficial ownership, pro forma, does not include any shares underlying such awards.

(7)
Beneficial ownership, actual, includes 475,000 shares underlying options that are currently exercisable, but excludes 430,000 shares underlying options that are not currently exercisable and will not be exercisable within 60 days and excludes 75,000 shares underlying RSUs that will not vest and be settled within 60 days. At the time of the spinoff, stock options, RSUs and other equity awards were replaced and adjusted to be awards relating solely to A-Mark common stock, and therefore beneficial ownership, pro forma, does not include any shares underlying equity awards.

SPECIAL MEETING AND VOTING INFORMATION
Outstanding Voting Securities and Voting Rights
The subject class of securities to which this proxy statement relates is our common stock, $0.01 par value per share. Each share of common stock is entitles the holder thereof to one vote.
Record Date
Only stockholders of record at the close of business on the record date, [______] [__], 2014, are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. As of the close of business on the record date, the Company had [____] shares of common stock outstanding and entitled to vote at the Special Meeting.

Information Concerning Proxies; Revocation of Proxies
Sending in a signed proxy will not affect your right to attend the Special Meeting and vote in person. All proxies which are properly completed, signed and returned to us prior to the Special Meeting, and which have not been revoked, unless otherwise directed by you, will be voted in accordance with the recommendations of the Board of Directors set forth in this proxy statement. You may revoke your proxy at any time before it is voted either by (i) filing with the Secretary of the Company, at its principal executive offices, 1063 McGaw Avenue, Suite 250, Irvine, California, 92614, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) by attending the Special Meeting and voting your shares in person.
Solicitation of Proxies
The expenses of this solicitation will be paid by the Company. To the extent necessary to ensure sufficient representation at the Special Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company, who will receive no additional compensation therefor. The Company does not anticipate utilizing the services of any outside firm for the solicitation of proxies for the Special Meeting. The Company will pay persons holding common stock in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage firms, banks and other fiduciaries), for the reasonable expense of forwarding soliciting material to their principals.
Quorum and Certain Voting Matters
A majority of the outstanding shares of common stock must be represented in person or by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. There is no cumulative voting. Abstentions will be treated as common stock present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have the discretionary authority as to certain common stock, referred to as a broker non-vote, those shares will be considered present for purposes of determining the existence of a quorum but cannot be voted at the Special Meeting.
The affirmative vote of holders of a majority of all shares of common stock issued and outstanding and entitled to vote at the Special Meeting will be required to approve the proposed amendment to the Certificate of Incorporation to effect the reverse stock split. The executive officers and directors of the Company, who together own or vote approximately 42.3% of the voting power of the shares outstanding and entitled to vote, have indicated they will vote the shares for which they hold or share voting power in favor of the reverse stock split proposals. In determining whether each of the proposed amendments to the Certificate of Incorporation to effect the reverse stock split have received the requisite number of affirmative votes, broker non-votes and abstentions will have the effect of a vote against the proposals.
While stockholders may cast their votes separately on each of the proposals, approval of the proposal to reduce the number of authorized common and preferred shares will be conditioned upon approval of the proposal to reverse split the outstanding common shares. Approval of the proposal to effect the reverse split of the outstanding common shares will not be conditioned on approval of the proposal to reduce the number of authorized common and preferred shares.
Voting of Proxies
Shares represented by properly executed proxies will be voted at the Special Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted “FOR” the proposed amendments to the Certificate of Incorporation to effect the reverse stock split of the issued and outstanding shares of common stock and “FOR” the proposed amendment to the Certificate of Incorporation to reduce the number of authorized shares of the Company’s common and preferred stock. The enclosed proxy card confers discretionary authority to the persons named on the proxy card to vote the shares in accordance with their judgment with respect to any amendments or variations to matters identified in the Notice of Special Meeting or other matters that may properly come before the meeting or any postponement or adjournment thereof, which are not known to the Company a reasonable time before the solicitation relating to the meeting. As of the date of these proxy materials, management is not aware of any such amendments, variations or other matters to be presented at the Special Meeting.
Adjournment or Postponement
The Special Meeting may be adjourned or postponed. Any adjournment may be made without notice, other than by an announcement made at the Special Meeting. The favorable vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on the adjournment proposal, may adjourn the Special Meeting. Any adjournment or postponement of the Special Meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned or postponed. Stockholders are not being asked to provide discretionary authority to postpone or adjourn the Special Meeting in order for additional proxies to be solicited.

FINANCIAL INFORMATION

Summary Historical Financial Information
The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for the years ended June 30, 2013 and June 30, 2012 and from unaudited consolidated interim financial statements as of and for the three and six months ended December 31, 2013 and December 31, 2012. All adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial condition and results of operations of the Company, have been included. Results for the three and six months ended December 31, 2013 may not be indicative of results to be realized for the entire year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Please see the information set forth below under the captions “Where You Can Find More Information” beginning on page 64, and “Incorporation of Certain Documents by Reference” beginning on page 64.

	Three months ended
(in thousands, except per share data)	December 31, 2013 (unaudited)	December 31, 2012 (unaudited)
Revenues	$1,509,516	$1,736,289
Gross profit	11,408	11,459
Operating expenses	14,686	11,345
Operating (loss) income	(3,278)	114
Pre-tax (loss) income from continuing operations	(2,825)	523
Loss from continuing operations	(4,340)	(539)
Income (loss) from discontinued operations, net of tax, attributable to Spectrum Group International, Inc.	—	—
Net loss	(4,340)	(539)
Less: net loss (income) attributable to non-controlling interest	(62)	699
Net (loss) income attributable to Spectrum Group International, Inc.	$(4,402)	$160
Income (loss) per share attributable to Spectrum Group International, Inc.
Basic – continuing operations	$(0.14)	$0.01
Basic – discontinued operations	$—	$—
Diluted – continuing operations	$(0.14)	$0.01
Diluted – discontinued operations	$—	$—
Basic – net (loss) income	$(0.14)	$0.01
Diluted – net (loss) income	$(0.14)	$0.01

	Six months ended
(in thousands, except per share data)	December 31, 2013 (unaudited)		December 31, 2012 (unaudited)
Revenues	$3,044,316	$	$3,401,156
Gross profit	24,737		21,639
Operating expenses	26,909		22,762
Operating loss	(2,172)		(1,123)
Pre-tax loss from continuing operations	(1,210)		(144)
Loss from continuing operations	(3,425)		(1,314)
Income (loss) from discontinued operations, net of tax, attributable to Spectrum Group International, Inc.	—		(663)
Net loss	(3,425)		(1,977)
Less: net loss (income) attributable to non-controlling interest	(21)		615
Net loss attributable to Spectrum Group International, Inc.	$(3,446)		$(1,362)
Income (loss) per share attributable to Spectrum Group International, Inc.
Basic – continuing operations	$(0.11)		$(0.02)
Basic – discontinued operations	$—		$(0.02)
Diluted – continuing operations	$(0.11)		$(0.02)
Diluted – discontinued operations	$—		$(0.02)
Basic – net loss	$(0.11)		$(0.04)
Diluted – net loss	$(0.11)		$(0.04)

(in thousands, except per share data)	December 31, 2013 (unaudited)	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$16,918	$23,643
Receivables and secured loans, net – trading operations	101,538	109,696
Accounts receivable and consignor advances, net – collectibles operations	7,083	12,347
Inventory, net	157,124	149,699
Restricted inventories	25,506	38,554
	182,630	188,253
Prepaid expenses and other assets	2,977	2,306
Deferred tax assets	3,630	3,630
Total current assets	314,776	339,875
Property and equipment, net	14,327	13,908
Goodwill	4,884	4,884
Other purchased intangible assets, net	5,951	6,317
Restricted cash	577	602
Income taxes receivable	4,448	1,836
Deferred tax assets – non-current	3,387	3,387
Other assets	291	566
Total assets	$348,641	$371,375

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and consignor payables	$88,438	$95,839
Liability on borrowed metals	11,226	20,117
Obligation under product financing arrangement	25,506	38,554
Accrued expenses and other current liabilities	7,233	10,693
Income taxes payable	8,173	6,364
Lines of credit	111,135	100,857
Debt obligations, current portion	166	161
Total current liabilities	251,877	272,585

Long term tax liabilities	10,477	9,322
Debt obligations, net of current portion	8,716	8,788
Other long-term liabilities	1,802	1,888
Total liabilities	272,872	292,583

Commitments and contingencies
Redeemable non-controlling interest, VIE	92	160
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 10,000 shares; issued and outstanding: none	—	—
Common stock, $0.01 par value, authorized 40,000 shares; issued and outstanding: 30,848 and 30,909 at December 31, 2013 and June 30, 2013, respectively	309	309
Additional paid-in capital	206,817	206,655
Accumulated other comprehensive income	6,605	6,605
Accumulated deficit	(138,383)	(134,937)
Total Spectrum Group International, Inc. stockholders’ equity	75,348	78,632
Non-controlling interests	329	—
Total stockholders' equity	75,677	78,632
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$348,641	$371,375

	Year ended
(in thousands, except per share data)	June 30, 2013	June 30, 2012
Revenue	$7,406,043	$7,962,949
Gross profit	50,863	48,639
Operating expenses	48,549	52,423
Operating income (loss)	2,314	(3,784)
Pre-tax income	5,139	9,085
Income from continuing operations	3,385	4,783
Income (loss) from discontinued operations, net of tax, attributable to Spectrum Group International, Inc.	(139)	258
Net income	3,246	5,041
Less: Net income attributable to non-controlling interest	123	(979)
Net income attributable to Spectrum Group International, Inc.	$3,369	$4,062
Earnings (loss) per share attributable to Spectrum Group International, Inc.
Basic – continuing operations	$0.11	$0.11
Basic – discontinued operations	$—	$0.01
Diluted – continuing operations	$0.11	$0.11
Diluted – discontinued operations	$—	$0.01
Basic – net income	$0.11	$0.12
Diluted – net income	$0.11	$0.12

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$23,643	$25,305
Receivables and secured loans, net – trading operations	109,696	127,380
Accounts receivable and consignor advances, net – collectibles operations	12,347	20,428
Inventory, net	188,253	164,780
Prepaid expenses and other assets	2,306	2,770
Deferred tax assets	3,630	13,192
Current assets of discontinued operations	—	8,273
Total current assets	339,875	362,128
Property and equipment, net	13,908	11,710
Goodwill	4,884	5,985
Other purchased intangible assets, net	6,317	7,157
Restricted cash	602	550
Income taxes receivable	1,836	2,637
Deferred tax assets – non-current	3,387	1,207
Other assets	566	941
Non-current assets of discontinued operations	—	1,895
Total assets	$371,375	$394,211

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and consignor payables	$95,839	$102,103
Liability on borrowed metals	20,117	27,076
Obligation under product financing arrangement	38,554	15,576
Accrued expenses and other current liabilities	10,693	9,920
Income taxes payable	6,364	17,860
Lines of credit	100,857	92,669
Debt obligations, current portion	161	154
Current liabilities of discontinued operations	—	8,224
Total current liabilities	272,585	273,582

Long term tax liabilities	9,322	8,010
Debt obligations, net of current portion	8,788	6,574
Other long-term liabilities	1,888	168
Total liabilities	292,583	288,334

Commitments and contingencies
Redeemable non-controlling interest, VIE	160	124
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 10,000 shares; issued and outstanding: none	—	—
Common stock, $0.01 par value, authorized 40,000 shares; issued and outstanding: 30,909 and 32,723 at June 30, 2013 and June 30, 2012, respectively	309	327
Additional paid-in capital	206,655	242,418
Accumulated other comprehensive income	6,605	6,389
Accumulated deficit	(134,937)	(156,777)
Total Spectrum Group International, Inc. stockholders’ equity	78,632	92,357
Non-controlling interest	—	13,396
Total stockholders’ equity	78,632	105,753
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$371,375	$394,211

Ratio of Earnings to Fixed Charges. For the fiscal years ended June 30, 2013 and 2012 and the six months ended December 31, 2013 and 2012, the Company had a ratio of earnings to fix charges of 2.33, 3.11, 0.46 and 1.20, respectively. For the three months ended December 31, 2013, earnings were inadequate to cover fixed charges by $2.9 million. For the three months ended December 31, 2012, the Company had a ratio of earnings to fix charges of 1.92.  Fixed charges consists of interest costs, both expensed and capitalized; and earnings consists of the sum of income (loss) from continuing operations before income taxes and equity income, fixed charges, and a non-controlling interest in the pre-tax income of subsidiaries that have not incurred fix charges.

Book Value Per Share. The Company’s book value per share as of December 31, 2013 was $2.44

Pro Forma Consolidated Financial Statements (Unaudited)
The following unaudited pro forma consolidated balance sheet as of December 31, 2013 and the unaudited pro forma consolidated statements of operations for the fiscal year ended June 30, 2013 and June 30, 2012 and for the six months ended December 31, 2013 and December 31, 2012, show the pro forma effect of the reverse stock split and spinoff of A-Mark. The pro forma consolidated financial statements were derived from our historical consolidated financial statements and the pro forma adjustments to the pro forma consolidated balance sheet are computed as if the spinoff of A-Mark had occurred at December 31, 2013, while the pro forma consolidated statements of operations are computed as if the spinoff of A-Mark had occurred at July 1, 2011.

The pro forma information below gives effect to the reverse stock split based on shares anticipated to be repurchased. The reverse stock split assumes that 450,000 shares are purchased at a price of $0.65 per share (subject to any applicable U.S. federal, state and local withholding tax). Anticipated cost savings resulting from the reverse stock split are not reflected in the pro forma financial information.
The cost of effecting the spinoff of A-Mark are reflected in the Pro Forma column in the pro forma consolidated statements of operations for the applicable periods that these costs were incurred.
The pro forma information is not otherwise necessarily indicative of what the Company’s financial position or results of operations actually would have been if the reverse stock split or spinoff of A-Mark had occurred as of the dates presented, or of the Company’s financial position or results of operations in the future. The preparation of the pro forma consolidated financial statements was based on assumptions considered appropriate by the Company’s management. The pro forma consolidated statements of operations do not include adjustments for all of the costs of operating A-Mark after the spinoff since they are not factually supportable and recurring.
The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 and June 30, 2012, and in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2013 and December 31, 2012, which are incorporated by reference in this proxy statement. Please see the information set forth below under the captions “Where You Can Find More Information” beginning on page 64, and “Incorporation of Certain Documents by Reference” beginning on page 64.

SPECTRUM GROUP INTERNATIONAL, INC
UNAUDITED PRO FORMA CONDENSED BALANCE SHEETS
AS OF DECEMBER 31, 2013

		Separation of A-Mark and Effect of		Stock Repurchase
(Thousands of dollars)	Historical	Reverse Stock Split (a)		Adjustment (e)	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$16,918	$15,015		$293	$1,610
Receivables and secured loans, net - trading operations	101,538	101,538		—	—
Accounts receivable and consignor advances, net - collectibles operations	7,083	—		—	7,083
Inventory, net	182,630	160,029		—	22,601
Prepaid expenses and other assets	2,977	762		—	2,215
Short-term receivables	—	(1,803)		—	1,803
Deferred tax assets	3,630	3,278		—	352
Total current assets	314,776	278,819		293	35,664

Property and equipment, net	14,327	1,226		—	13,101
Goodwill	4,884	4,884		—	—
Other purchased intangibles, net	5,951	2,950		—	3,001
Other assets	291	53		—	238
Income tax receivables	4,448	(10,438)		—	14,886
Deferred tax assets	3,387	2,216		—	1,171
Restricted cash	577	0		—	577
Total assets	348,641	279,710		293	68,638

LIABILITIES, REEDEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, customer deposits and consignor payables	88,438	84,454		—	3,984
Liability on borrowed metals	11,226	11,226		—	—
Product financing obligation	25,506	25,506		—	—
Accrued expenses and other current liabilities	7,233	3,858		—	3,375
Income taxes payable	8,173	8,173		—	—
Line of credit	111,135	106,000		—	5,135
Debt Obligation, Current Portion	166	0		—	166
Total current liabilities	251,877	239,217		—	12,660
LT Notes Payable	8,716	—		—	8,716
Other LT Liability	1,802	—		—	1,802
Income tax provision - FIN 48 - Long Term	10,477	10,477		—	0
Total liabilities	272,872	249,694		—	23,178

Redeemable Non Controlling Interest	92	—		—	92

Stockholders' equity:
Preferred stock, $.01 par value, authorized 10,000 shares;
issued and outstanding none
Common stock, $.01 par value, authorized 40,000 shares;
issued and outstanding 30,841 (as reported) and 31 (pro forma adjusted)	309	309	(d)	—	—
Additional paid in- capital	206,817	(309)	(d)	—	207,126
Repurchase of Treasury Stock	—	—		293	(293)
Accumulated other comprehensive income	6,605	—		—	6,605
Accumulated deficit - Ending balance	(138,383)	30,016		—	(168,399)
Total Spectrum Group International, Inc. stockholders' equity	75,348	30,016		293	45,039
Noncontrolling interest	329	0		—	329
Total stockholders' equity	75,677	30,016		293	45,460
Total liabilities and stockholders' equity	$348,641	$279,710		$293	$68,638

SPECTRUM GROUP INTERNATIONAL, INC
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED DECEMBER 31, 2013

(Thousands of dollars except per share and average share amounts)	Historical	Separation of A-Mark (b)		Pro Forma
Revenues:
Sales of precious metals	$2,976,196	$2,976,196		$—
Collectibles revenues:
Sales of inventory	58,521	—		58,521
Auction Services	9,599	—		9,599

Total revenue	3,044,316	2,976,196		68,120

Cost of sales:
Cost of precious metals sold	2,960,998	2,960,998		—
Cost of collectibles sold	55,134	—		55,134
Auction Services Expenses	3,447	—		3,447

Total cost of sales	3,019,579	2,960,998		58,581

Gross profit	24,737	15,198		9,539

Operating expenses:
General and administrative	12,708	2,912		9,796
Salaries and wages	13,065	5,177		7,888
Depreciation and amortization	1136	443		693

Total operating expenses	26,909	8,532		18,377

Operating (loss) income	(2,172)	6,666		(8,838)
Interest and other income (expense):
Interest income	3,117	2,337		780
Interest expense	(2,264)	(1877)		(387)
Other income (expense), net	68	—		68
Unrealized (losses) gains on foreign exchange	41	60		(19)

Total interest and other income	962	520		442

(Loss) income before taxes on income	(1,210)	7,186		(8,396)
Taxes on income	2215	1,417		798

Net (loss) income	$(3,425)	$5,769		$(9,194)

Basic and diluted income(loss) per share attributable to Spectrum Group International, Inc.:
Basic - continuing operations	$(0.11)			$(300.14)
Diluted - continuing operations	$(0.11)			$(300.14)

Weighted Average Shares Outstanding:
Basic	30,918,000	(30,887,367)	(c)	30,633
Diluted	30,918,000	(30,887,367)	(c)	30,633

SPECTRUM GROUP INTERNATIONAL, INC
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
SIX MONTHS ENDED DECEMBER 31, 2012

(Thousands of dollars except per share and average share amounts)	Historical	Separation of A-Mark (b)		Pro Forma
Revenues:
Sales of precious metals	$3,302,240	$3,302,240		$—
Collectibles revenues:
Sales of inventory	91,174	—		91,174
Auction Services	7,742	—		7,742

Total revenue	3,401,156	3,302,240		98,916

Cost of sales:
Cost of precious metals sold	3,290,564	3,290,564		—
Cost of collectibles sold	85,246	—		85,246
Auction Services Expenses	3,707	—		3,707

Total cost of sales	3,379,517	3,290,564		88,953

Gross profit	21,639	11,676		9,963

Operating expenses:
General and administrative	9,522	1,454		8,068
Salaries and wages	12,167	4,458		7,709
Depreciation and amortization	1,073	397		676

Total operating expenses	22,762	6,309		16,453

Operating (loss) income	(1,123)	5,367		(6,490)

Interest and other income (expense):
Interest income	4,652	4,158		494
Interest expense	(2,413)	(1874)		(539)
Other income (expense), net	222	—		222
Unrealized (losses) gains on foreign exchange	(1482)	22		(1504)

Total interest and other income (expense)	979	2,306		(1327)

(Loss) income before taxes on income	(144)	7,673		(7,817)
Taxes (benefit) on income	1,170	3,344		(2,393)

Net (loss) income	$(1,314)	$4,329		$(5,424)

Basic and diluted income(loss) per share attributable to Spectrum Group International, Inc.:
Basic - continuing operations	$(0.04)			$(177.10)
Diluted - continuing operations	$(0.04)			$(177.10)

Weighted Average Shares Outstanding:
Basic	31,706,000	(31,675,367)	(c)	30,633
Diluted	31,706,000	(31,675,367)	(c)	30,633

SPECTRUM GROUP INTERNATIONAL, INC
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
YEAR ENDED JUNE 30, 2013

(Thousands of dollars except per share and average share amounts)	Historical	Separation of A-Mark (b)		Pro Forma
Revenues:
Sales of precious metals	$7,223,750	$7,223,750		$ -
Collectibles revenues:
Sales of inventory	164,733	-		164,733
Auction Services	17,560	-		17,560

Total revenue	7,406,043	7,223,750		182,293

Cost of sales:
Cost of precious metals sold	7,192,672	7,192,672		-
Cost of collectibles sold	156,803	-		156,803
Auction Services Expenses	5,705	-		5,705

Total cost of sales	7,355,180	7,192,672		162,508

Gross profit	50,863	31,078		19,785

Operating expenses:
General and administrative	19,649	3,606		16,043
Arbitration settlement	-	-		-
Salaries and wages	25,572	10,208		15,364
Depreciation and amortization	2,226	824		1,402
Goodwill Impairment	1,102	-		1,102

Total operating expenses	48,549	14,638		33,911

Operating (loss) income	2,314	16,440		(14,126)
Interest and other income (expense):
Interest income	8,357	7,938		419
Interest expense	(4,404)	(3,579)		(825)
Other income (expense), net	368	-		368
Unrealized (losses) gains on foreign exchange	(1,496)	30		(1,526)

Total interest and other income (expense)	2,825	4,389		(1,564)

Income (loss) before taxes on income	5,139	20,829		(15,690)
(Benefit) taxes on income	1,754	8,737		(6,983)

Net income (loss)	$3,385	$12,092		$(8,707)

Basic and diluted income(loss) per share attributable to Spectrum Group International, Inc.:
Basic - continuing operations	$0.15			$(283.960)
Diluted - continuing operations	$0.15			$(283.960)

Weighted Average Shares Outstanding:
Basic	31,150,000	(31,119,337)	(c)	30,663
Diluted	31,433,000	(31,402,337)	(c)	30,663

SPECTRUM GROUP INTERNATIONAL, INC
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED JUNE 30, 2012

(Thousands of dollars except per share and average share amounts)	Historical	Separation of A-Mark (b)		Pro Forma
Revenues:
Sales of precious metals	$7,769,792	$7,769,792		$ -
Collectibles revenues:
Sales of inventory	174,674	-		174,674
Auction Services	30,364	-		30,364

Total revenue	7,974,830	7,769,792		205,038

Cost of sales:
Cost of precious metals sold	7,742,972	7,742,972		-
Cost of collectibles sold	167,824	-		167,824
Auction Services Expenses	6,826	-		6,826

Total cost of sales	7,917,622	7,742,972		174,650

Gross profit	57,208	26,820		30,388

Operating expenses:
General and administrative	27,947	5,781		22,166
M.F. Global, Inc. loss provision	1,016	-		1,016
Salaries and wages	29,733	9,774		19,959
Depreciation and amortization	2,050	734		1,316

Total operating expenses	60,746	16,289		44,457

Operating (loss) income	(3,538)	10,531		(14,069)
Interest and other income (expense):
Interest income	12,727	12,025		702
Interest expense	(4,940)	(4,248)		(692)
Other income (expense), net	988	2		986
Unrealized (losses) gains on foreign exchange	4,210	62		4,148

Total interest and other income (expense)	12,985	7,841		5,144

Income (loss) before taxes on income	9,447	18,372		(8,925)
(Benefit) taxes on income	4,500	7,876		(3,376)

Net income (loss)	$4,947	$10,496		$(5,549)

Basic and diluted income(loss) per share attributable to Spectrum Group International, Inc.:
Basic - continuing operations	$0.12			$(181.000)
Diluted - continuing operations	$0.12			$(181.000)

Weighted Average Shares Outstanding:
Basic	32,678,000	(32,647,367)	(c)	30,663
Diluted	32,865,000	(32,834,367)	(c)	30,663

Spectrum Group International, Inc.
Notes to Pro forma Consolidated Financial Statements

Note 1 - Basis of Presentation

The unaudited pro forma consolidated balance sheet assumes the reverse stock split and spinoff of A-Mark occurred as on December 31, 2013. The unaudited pro forma consolidated statements of income are presented as on June 30, 2013, June 30, 2012, December 31, 2013 and December 31, 2012 as if the reverse stock split and spinoff of A-Mark occurred on July 1, 2011.

If the spinoff is consummated, A-Mark shares will be distributed and neither SGI nor A-Mark will receive any cash proceeds as a result of the spinoff.

Note 2 – Pro Forma Adjustments

(a)
Reflects the addition or removal of the assets and liabilities of A-Mark and the effect of the reverse split on the Company’s stockholders’ equity as if the spin-off was consummated on December 31, 2013. See (d) for further explanation.

(b)	Reflects the removal of results of operations of A-Mark as if the spin-off was consummated on July 1, 2011.

(c)
The computation of the pro forma basic earnings per share is based on the weighted average number of common shares outstanding after giving effect for the 1000 to 1 reverse stock split of SGI’s common stock.

(d)
At December 31, 2013, the pro forma common stock issued and outstanding was 30,841. Therefore, the common stock value as of December, 2013, based on a par value of $0.01, is $308. The difference between the historical common stock value and the pro forma adjusted value is included in additional paid in capital as an excess of par.

(e)	The reverse stock split assumes that 450,000 shares are purchased at a price of $0.65 per share (subject to any applicable U.S. federal, state and local withholding tax).

Ratio of Earnings to Fixed Charges. For the fiscal years ended June 30, 2013 and 2012 and the six month period ended December 31, 2013, on a pro forma basis, earnings were inadequate to cover fixed charges by  $16.2 million, $9.5 million and $8.8 million, respectively. Fixed charges consists of interest costs, both expensed and capitalized; and earnings consists of the sum of income (loss) from continuing operations before income taxes and equity income, fixed charges, and a non-controlling interest in the pre-tax income of subsidiaries that have not incurred fix charges.

Book Value Per Share. The Company’s book value per share as of December 31, 2013, on a pro forma basis, was $1.47.

WHERE YOU CAN FIND MORE INFORMATION
The reverse stock split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. The Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the reverse stock split. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Carol Meltzer, General Counsel, Spectrum Group International, Inc., 1063 McGaw Avenue, Suite 250, Irvine, CA, 92614.
The Company is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters.
Pursuant to the Exchange Act, we currently file annual and quarterly reports with the SEC. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed pursuant to Section 13 of the Exchange Act, includes financial statements and schedules. Our most recent Quarterly Report on Form 10-Q for the period ended December 31, 2013, filed pursuant to Section 13 of the Exchange Act, also includes financial statements and schedules. The Company’s Form 10-K for the fiscal year ended June 30, 2013 was filed with the SEC on October 15, 2013 and its Form 10-Q for the quarter ended December 31, 2013 was filed with the SEC on February 14, 2014.
You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public electronically on the SEC’s Website at http://www.sec.gov.
PROXY MATERIALS DELIVERED TO A SHARED ADDRESS
The Company, upon written or oral request, will deliver without charge a separate copy of this proxy statement, as may be requested, to any stockholder at a shared address to which only a single copy of such materials was delivered, as permitted by the SEC.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.
This proxy statement incorporates by reference the following documents which are being delivered to stockholders with this proxy statement.

•	Annual Report on Form 10-K for the year ended June 30, 2013; and

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2013.
OTHER BUSINESS
The Board of Directors does not intend to bring any other business before the Special Meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the Special Meeting except as specified in the Notice of Special Meeting of the Stockholders. As to any business that may properly come before the Special Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
We have not authorized anyone to give any information or make any representation about the reverse stock split or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.
WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED, OR VOTE BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD, TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING.

BY ORDER OF THE BOARD OF
DIRECTORS

Carol Meltzer
Secretary

Dated: March XX, 2014

ANNEX A
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SPECTRUM GROUP INTERNATIONAL, INC.
Spectrum Group International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation of the Corporation and declaring said Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

SECOND: Immediately upon the effectiveness of this Amendment to the Corporation’s Certificate of Incorporation (the “Effective Date”), each one thousand (1,000) issued and outstanding shares of the Corporation’s common stock, par value $0.01 per share, shall be converted into one (1) share of the Corporation’s common stock, par value $0.01 per share, as constituted following the Effective Date.

THIRD: To accomplish the foregoing Amendment to the Certificate of Incorporation of the Corporation, the following paragraph is hereby added immediately after Section 4 of the Certificate of Incorporation of the Corporation:

“Section 4(b). Reverse Stock Split. Effective as of the effectiveness of the amendment to this Certificate of Incorporation (this “Amendment”) and without regard to any other provision of this Certificate of Incorporation, each one (1) share of common stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-one thousandth (1/1,000th) of a fully paid and nonassessable share of common stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 1,000 shares of common stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment of $0.65 per share (subject to any applicable U.S. federal, state and local withholding tax) on a pre-split basis to each stockholder owning fewer than 1,000 shares of common stock immediately prior to the effective date of this Amendment.”

FOURTH:     The first paragraph of Section 4 of the Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

"4. Capital Stock. The aggregate number of shares of all classes of capital stock that the Corporation has authority to issue is 50,000, of which 40,000 are shares of common stock, $.01 par value per share, and of which 10,000 are shares of preferred stock, $.01 par value per share. A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:"

FIFTH: That, pursuant to resolution of its Board of Directors, a Special Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which Special Meeting the necessary number of shares as required by applicable law was voted in favor of the Amendment.

SIXTH: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed on this ____________ day of _____________________________, _____.

SPECTRUM GROUP INTERNATIONAL, INC.

By:
Name:
Title:

ANNEX B
Letterhead of Roth Capital Partners, LLC
November 12, 2013
Board of Directors
Spectrum Group International, Inc.
1063 McGaw Ave.
Irvine, CA 92614
Member of the Board of Directors:
Roth Capital Partners, LLC (“Roth”) understands that Spectrum Group International, Inc. (“Parent”), intends to distribute all shares of its wholly owned subsidiary, A-Mark Precious Metals, Inc. (“A-Mark”), to Parent’s stockholders, after which A-Mark is expected to become an independent, publicly traded company (such distribution, the “Spin-Off”). Following the Spin-Off, Parent will effect a 1-for-1,000 reverse stock split (the “Reverse Stock Split” and, together with the Spin-Off, the “Transactions”) such that Parent stockholders of record that own fewer than 1,000 shares of common stock (the “Fractional Interest Stockholders”) will have such shares cancelled and converted into the right to receive $0.65 (the “Fractional Share Consideration”) for each share of common stock held of record prior to the Reverse Stock Split.
The Board of Directors of Parent (the “Board”) has asked Roth to provide an opinion to the Board (in its capacity as such) as to whether, as of the date hereof, the Fractional Share Consideration to be received by the Fractional Interest Stockholders in the Reverse Stock Split is fair, from a financial point of view, to such stockholders.
For purposes of the opinion set forth herein, we have:

(i)	reviewed A-Mark’s registration statement on Form S-1 (the “Registration Statement”) in connection with the Spin-Off, filed on November 12, 2013;

(ii)	reviewed a draft of Parent’s Schedule 14A proxy statement (the “Proxy Statement”) in connection with the Reverse Stock Split, received by us on November 9, 2013;

(iii)	reviewed certain publicly available business and financial information of Parent that we believe to be relevant to our inquiry;

(iv)	reviewed certain internal financial statements and other financial and operating data concerning Parent;

(v)	reviewed certain pro forma financial forecasts relating to Parent (giving effect to the Spin-Off) prepared by the management of Parent (the “Parent Forecasts”);

(vi)	discussed the past and current operations, financial condition and prospects of Parent with management of Parent;

(vii)	reviewed the reported prices and trading activity for Parent common stock;

(viii)	compared the financial performance of Parent, and the prices and trading activity of Parent common stock, with that of certain publicly traded companies we deemed relevant;

(ix)	considered publicly available financial terms of certain transactions we deemed relevant; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.
In conducting our review and arriving at our opinion, with your consent, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being accurate and complete in all material respects, and we have further relied upon the assurances of management of Parent that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect. With respect to the Parent Forecasts, we have assumed, at the direction of Parent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future financial performance of Parent after giving effect to the Spin-Off. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of Parent, nor have we been furnished with any such valuation or appraisal.

We also have assumed, with your consent, that the Spin-Off will be consummated in accordance with the terms set forth in the Registration Statement, that the Reverse Stock Split will be consummated in accordance with the terms set forth in the Proxy Statement and that the Transactions will be in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances, and that all conditions to the consummation of the Transactions will be satisfied without waiver thereof. We have further assumed that the Registration Statement and the Proxy Statement, when filed, will conform to the drafts previously provided to us in all respects material to our analysis, and that the Transactions will be consummated in all material respects as described in the draft Registration Statement and Proxy Statement. We have also assumed that all stockholder, governmental, regulatory and other consents and approvals contemplated by the Registration Statement and the Proxy Statement will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Parent or on the contemplated benefits of the Transactions.
Our opinion addresses only the fairness, from a financial point of view, to the Fractional Interest Stockholders, of the Fractional Share Consideration to be received by such stockholders in the Reverse Stock Split, and our opinion does not in any manner address any other aspect or implication of the Transactions or any agreement, arrangement or understanding entered into in connection with the Transactions or otherwise. Our opinion also does not address the relative merits of the Transactions as compared to any alternative business strategies that might exist for Parent, the underlying business decision of Parent to proceed with the Transactions, the effects of any other transaction in which Parent might engage, the fairness of any portion or aspect of the Transactions to the holders of any class of securities, creditors or other constituencies of Parent or A-Mark or to any other persons, except if and only to the extent expressly set forth in the last sentence of this opinion, the fairness of any portion or aspect of the Transactions to any one class or group of Parent’s security holders or other constituents vis-à-vis any other class or group of Parent’s security holders or other constituents, or the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to or received by any officers, directors or employees of Parent, A-Mark or any party to the Transactions, any class of such persons or any other party, relative to the Fractional Share Consideration or otherwise. The issuance of this opinion was approved by an authorized internal committee. Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us on, the date hereof. We express no opinion as to future performance or long-term viability of Parent. Further, we express no opinion as to what the prices at which shares of Parent or A-Mark common will trade at any time. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.
We have acted as financial advisor to Parent in connection with the Transactions and will receive a fee for our services, a portion of which is contingent upon the consummation of the Spin-Off. We have also been engaged by Parent to render an opinion as to the solvency of Parent immediately after and giving effect to the Spin-Off. Furthermore, we became entitled to receive a fee upon the rendering of our opinion. Parent has agreed to indemnify us for certain liabilities and other items arising out our engagement.
Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates have in the past provided, are currently providing and may in the future provide investment banking and other financial services to Parent and A-Mark for which we and our affiliates have received and would expect to receive compensation, including rendering a fairness opinion in connection with Parent’s repurchase of shares of Parent common stock held by Afinsa Bienes Tangibles, S.A. and Auctentia, S.L. and shares of Parent’s subsidiary, Spectrum PMI, Inc. held by Auctentia, S.L., as well as providing Parent with general financial advisory services. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Parent and, following the Spin-Off, A-Mark, and, accordingly, may at any time hold a long or a short position in such securities.
This opinion is furnished for the use of the Board (in its capacity as such) in connection with its consideration of the Reverse Stock Split and may not be used for any other purpose without our written consent. The opinion is not intended to be, and does not constitute advice or a recommendation to, the Board, any stockholder or any other person as to how to vote or act on any matter relating to the Transactions or otherwise. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of Parent but may not otherwise be disclosed publicly in any manner without our prior written approval. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.
On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the Fractional Share Consideration to be received by the Fractional Interest Stockholders in the Reverse Stock Split is fair to the Fractional Interest Stockholders from a financial point of view.
Very truly yours,
/s/ Roth Capital Partners, LLC
Roth Capital Partners, LLC

ANNEX C

Stockholder Signature	Date
Title
Stockholder (Joint Owner) Signature	Date
Title

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE
ê  AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE. ê
- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -
SPECTRUM GROUP INTERNATIONAL, INC.
PROXY
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT [10:00 A.M.] PACIFIC TIME, ON [______] [___], 2014
AT 1063 MCGAW AVENUE, SUITE 250, IRVINE, CALIFORNIA 92614
AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SPECTRUM GROUP INTERNATIONAL, INC.
You hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint Gregory N. Roberts and Carol Meltzer, and each of them, as proxies, with full power of substitution, and authorize them to vote all shares of Spectrum Group International, Inc. common stock that you would be entitled to vote if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.
This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director recommendations indicated on the reverse side. This proxy confers discretionary authority to vote the shares in accordance with their judgment with respect to any amendments or variations to matters identified in the Notice of Special Meeting or other matters that may properly come before the meeting or any postponement or adjournment thereof, which are not known to the Company a reasonable time before the solicitation relating to the meeting.

Continued and to be signed on reverse side